UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Fuel Tech, Inc.
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FUEL TECH, INC.

27601 Bella Vista Parkway

Warrenville, Illinois 60555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 19, 2016

To the Stockholders of Fuel Tech, Inc.:

The annual meeting of stockholders of Fuel Tech, Inc., a Delaware corporation (Fuel Tech), will be held Thursday, May 19, 2016, at 10:00 a.m. local time at the offices of Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555 (Annual Meeting), to consider and vote on the following items, each of which is explained in the attached proxy statement (Proxy Statement). We have enclosed a proxy card or a voting instruction form for your use in voting.

1.	To elect five directors;

2.	To ratify the appointment of RSM US LLP as Fuel Tech’s independent registered public accounting firm;

3.	Advisory vote to approve executive compensation; and

4.	To transact any other business that may properly come before the meeting or at any adjournment thereof.

Only stockholders of record at the close of business on March 22, 2016 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available ten days before the meeting for examination by any stockholder, for any purpose relevant to the meeting, during ordinary business hours at 27601 Bella Vista Parkway, Warrenville, Illinois 60555. That list will also be available for inspection at the Annual Meeting.

Fuel Tech’s Annual Report on Form 10-K for the year ended December 31, 2015 (referred to in this proxy statement as the “Annual Report on Form 10-K” or “Annual Report”) is enclosed with this Notice of Annual Meeting and Proxy Statement.

FUEL TECH, INC.

Albert G. Grigonis

Secretary

March 24, 2016

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

For Internet or telephone voting, please refer to the instructions on the proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Annual Meeting to be Held on May 19, 2016. Fuel Tech’s Proxy Statement and Annual Report to Stockholders are available at: www.envisionreports.com/ftek.

This Proxy Statement contains “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect Fuel Tech’s current expectations regarding future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Fuel Tech has tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to Fuel Tech and are subject to various risks, uncertainties, and other factors, including, but not limited to, those discussed in Fuel Tech’s Annual Report on Form 10-K in Item 1A under the caption “Risk Factors,” which could cause Fuel Tech’s actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Fuel Tech undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s filings with the Securities and Exchange Commission.

FUEL TECH, INC.

Proxy Statement

FUEL TECH ANNUAL MEETING

The Meeting

The Board of Directors (Board) of Fuel Tech, Inc., a Delaware corporation (Company or Fuel Tech or Registrant), is soliciting your votes on the enclosed form of proxy. The proxy is for use in voting your Fuel Tech shares at the 2016 annual meeting of stockholders (Annual Meeting). Any one of the persons you appoint on the form of proxy will be your representative to vote your shares at the Annual Meeting according to your instructions. The Annual Meeting will be at the offices of Fuel Tech, 27601 Bella Vista Parkway, Warrenville, Illinois 60555 on Thursday, May 19, 2016, at 10:00 a.m. local time. The proxy may also be used at an adjournment of the Annual Meeting.

Shares Eligible to Vote; Quorum

The record date for the Annual Meeting is March 22, 2016. You may vote at the Annual Meeting in person or by a proxy, but only if you were a stockholder of Fuel Tech common stock (Common Stock) at the close of business on the record date. At the record date, according to the records of Computershare Shareowner Services LLC (Computershare), Fuel Tech’s transfer agent, Fuel Tech had 23,241,998 shares of Common Stock outstanding, which represents the total number of shares of Common Stock that stockholders may vote at the Annual Meeting. You may cast one vote for each share you hold. You may also vote via telephone or the Internet according to the instructions on the proxy card or the voting instruction form enclosed. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting. You may revoke a proxy by delivering a signed statement to Fuel Tech’s Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.

The quorum for the Annual Meeting, i.e., the number of shares of Common Stock that must be present in order to have a legally constituted meeting of stockholders, is one-third of the number of shares of Common Stock entitled to vote, or 7,747,333 shares of Common Stock.

The Form of Proxy; Revocability; Voting

You may appoint a proxy, or representative, at the Annual Meeting other than the persons named in Fuel Tech’s enclosed form of proxy. If you do wish to appoint some other person, who need not be a stockholder, you may do so by completing another form of proxy for use at the Annual Meeting. Completed forms of proxy should be mailed promptly to Computershare in the enclosed return envelope.

You may revoke your proxy at any time before it is voted, including at the Annual Meeting. If you sign and send a proxy to Computershare, or send a proxy by the Internet or telephonically, and do not revoke it, the proxy holders will vote the shares of Common Stock it represents at the Annual Meeting in accordance with your instructions. Abstentions and broker non-votes are counted as present in determining whether there is a quorum, but are not counted in the calculation of the vote. If the proxy is signed and returned without specifying choices, the shares of Common Stock will be voted in favor of each item on the agenda in accordance with the recommendations of the Board.

Proxy Solicitation; Distribution

Directors and executive officers of Fuel Tech may solicit stockholders’ proxies by mail, telephone or facsimile. Fuel Tech will bear the cost of proxy solicitation, if any.

Fuel Tech first distributed this Proxy Statement and the accompanying Annual Report to Stockholders on or about April 5, 2016.

AGENDA ITEM NO. 1 ELECTION OF DIRECTORS

The Nominees

Fuel Tech’s stockholders elect the Company’s Board members annually, and all eight of Fuel Tech’s directors for its then eight member Board of Directors were elected by our stockholders at the Company’s 2015 Annual Meeting of Stockholders to serve for a one year term expiring at the 2016 Annual Meeting. Thereafter, Mr. George F. MacCormack voluntarily resigned from Fuel Tech’s Board of Directors with effect on January 22, 2016. Miguel Espinosa and Delbert L. Williamson are not seeking re-election to the Fuel Tech Board effective as of the 2016 Annual Meeting. We thank Messrs. Espinosa, MacCormack and Williamson for their contributions and dedicated years of service to Fuel Tech. In connection with these departures, the Board has reduced its size to five members effective upon the commencement of the 2016 Annual Meeting.

We are asking you to vote for the election of five nominees as directors of Fuel Tech. The nominees were recommended by the Nominating and Corporate Governance Committee of the Board. The term of office of each director is until the next annual meeting or until a successor is duly elected or if before then a director resigns, retires or is removed by the stockholders. The nominees are Vincent J. Arnone, Douglas G. Bailey, W. Grant Gregory, Thomas S. Shaw, Jr., and Dennis L. Zeitler.

In the opinion of the Board, with the exception of Messrs. Arnone and Bailey, all director nominees satisfy the independence requirements of NASD Rule 5605(a)(2). Detail concerning directors’ compensation is set out below under the captions “Executive Compensation” and “Director Compensation.” The following table sets forth certain additional information with respect to the nominees.

Name	Age	Director Since
Vincent J. Arnone	52	2015
Douglas G. Bailey	65	2002
W. Grant Gregory	75	2011
Thomas S. Shaw, Jr.	68	2001
Dennis L. Zeitler	67	2013

Each of the nominees identified above are the nominees of the Board for election as directors at the Annual Meeting. Biographical information, including qualifications, regarding each of the nominees is set forth below.

Availability

The nominees have all consented to stand for election and to serve, if elected. Should one or more of these nominees become unavailable or decline to accept election, votes will be cast for a substitute nominee, if any, designated by the Board on recommendation of the Nominating and Corporate Governance Committee. If no substitute nominee is designated prior to the Annual Meeting, the individuals named as proxies on the enclosed proxy card will exercise their discretion in voting the shares of Common Stock that they represent. That discretion may also include reducing the size of the Board and not electing a substitute.

Plurality Voting

A motion will be made at the Annual Meeting for the election as directors of the five nominees. Under Delaware law and Fuel Tech’s bylaws, a vote for a plurality of the shares of Common Stock voting is required for the election of directors. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are “withheld” or simply not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Nominating and Corporate Governance Committee in any future decision on nominations.

The affirmative vote of a plurality of the votes cast is required for the election of directors. The Board recommends a vote FOR each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS OF FUEL TECH

Biographical information is presented below concerning Fuel Tech’s directors and the “Named Executive Officers” (or NEOs) as described below. Messrs. V.J. Arnone, D.G. Bailey and D.S. Collins are the Executive Officers of the Company. In addition, Messrs. A.G. Grigonis and R.E. Puissant are Named Executive Officers based on 2015 compensation. Each of the Company’s Executive Officers is also a NEO. Information about each NEO is provided below in the NEO section.

Directors

Vincent J. Arnone has been President and Chief Executive Officer and a director of the Company since April 1, 2015; previously he was Executive Vice President and Chief Operating Officer from January 2014 through March 2015; Executive Vice President, Worldwide Operations since September 2010; a consultant to Fuel Tech from time to time from June 2008 through August 2010; Senior Vice President, Treasurer and Chief Financial Officer of Fuel Tech from February 2006 through May 2008; Vice President, Treasurer and Chief Financial Officer from December 2003 through January 2006; and Controller and Financial Director from May, 1999 through November 2003. Mr. Arnone’s key leadership roles in the management of Fuel Tech and long experience with Fuel Tech, his depth of experience regarding the establishment and execution of strategies and operational programs in a multi-national environment along with his experiential knowledge regarding financial matters contribute to the Board’s deliberations regarding the business of the Company.

Douglas G. Bailey was appointed Executive Chairman of the Board of Directors of Fuel Tech, Inc. April 1, 2015. Previously he was President and Chief Executive Officer of Fuel Tech from April 2010 through March 2015, Chairman of the Board of Fuel Tech since January 2010, director of Fuel Tech since April 1998, and Deputy Chairman from 2002 through December 2009. He also previously served as an employee of Fuel Tech from January 1, 2004 through December 31, 2009. Mr. Bailey has been the President of American Bailey Corporation (ABC), a closely held private equity firm, since 1984 and its Chief Executive Officer (CEO) since 1996.

Mr. Bailey, as Executive Chairman, continues to perform the duties of Chairman of the Board. Mr. Bailey, who remains as an officer and employee of Fuel Tech, also is active in certain of Fuel Tech’s operations concentrating his efforts on strategic opportunities for Fuel Tech assigned by and under the direction of the Board including Fuel Tech’s fuel conversion business development initiative. His current duties and past leadership and management responsibilities as President and Chief Executive Officer of Fuel Tech informs his judgment and participation as a member of Fuel Tech’s Board. His early career began as an engineer with Foster-Miller, Inc. and at Corning, Inc. in a variety of manufacturing and marketing positions. During his subsequent business career, following the founding of ABC, Mr. Bailey, in addition to being ABC’s CEO, served as the CEO of a number of its affiliated companies, bringing to the Fuel Tech Board management ability at senior and executive management levels in a variety of industrial markets. Over the span of more than 35 years, Mr. Bailey has provided board service to a number of other companies including, for example, from 2001 to 2013, serving as a director and chairman of the compensation committee for Endocyte, Inc., a public biotechnology company, along with being a member of its nominating and corporate governance committee. Also, since 2013, Mr. Bailey has served as a director of Nemvcore Medical Innovations, Inc. and since mid-2014, has been chairman of its compensation committee. Mr. Bailey also has previous service on the audit committee and as chairman of the compensation committee for Atlantis Components, Inc. This gives him a broad based understanding of the role of a board of directors and its committees, and positions him well to serve as Fuel Tech’s Executive Chairman of the Board.

W. Grant Gregory has been a director of Fuel Tech since August 2011. He currently is also director of Energy Corporation of America. Mr. Gregory also has served as Chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm, since 1988. Mr. Gregory retired as chairman of the board after completing 24 years with Touche Ross & Co., now Deloitte & Touche. In that role, he led global teams in a wide range of industries and countries while servicing the firm’s 100 largest clients. He played a leadership role in the opening of the firm’s first office in the PRC in Beijing and served as an Advisor to the Ministry of Finance for the early Joint Ventures, where he was instrumental in creating the first U.S. Financial Reporting and Accounting courses. Mr. Gregory graduated with distinction from the University of Nebraska, where he was later awarded an Honorary Doctorate of Humane Letters, as well as The Builder Award, the University’s highest non-academic recognition. He has completed advanced management courses at Harvard University’s Graduate School of Business, at New York University, and attended the Air Force War College.

As an authority on corporate governance, audit committees and compensation committees, as well as on mergers and acquisitions and tax policy, Mr. Gregory has served successfully in numerous leadership roles as chairman of the board, CEO, merchant banker and director of public, private and non-profit corporations. His extensive experience, coupled with his knowledge of the China markets, provides the Board an expanded knowledge base that can benefit the Board in its deliberations.

Thomas S. Shaw, Jr. has been a director of Fuel Tech since 2001 and Lead Director since February 2011. In September 2010 Mr. Shaw was elected to serve as Vice Chairman and as a member of the compensation committee of the Board of Trustees of Wilmington University. He also continues to serve as a Trustee and Treasurer and Chairman of the Finance and Audit Committee of Wilmington University. In June 2010 he was appointed to the Delaware Board of Pension Trustees. Mr. Shaw retired in September 2007 from his position as Executive Vice President and Chief Operating Officer of Pepco Holdings, Inc.

With 36 years of managerial experience in the utility industry with Pepco Holdings, Inc. and two of its predecessor companies — Delmarva Power and Conectiv, Mr. Shaw brings to the Fuel Tech Board demonstrated managerial experience at senior and executive levels that includes over 30 years of responsibility for the management, operation, maintenance, engineering and construction of fossil fueled electricity generating plants and their related equipment. He held a variety of positions with the Pepco companies including Power Plant Engineer, Plant Superintendent/Manager, General Manager of Production, Vice President of Production, and President and Chief Operating Officer. Mr. Shaw’s experiential base provides Fuel Tech’s Board with a broad based viewpoint from a utility customer perspective. In addition, during the last 17 years of his career, Mr. Shaw was also responsible for the management and oversight of numerous unregulated, non-utility businesses, including serving as the initial President of Conectiv Energy, the power generation and trading subsidiary of Pepco Holdings, Inc. This business experience has provided Mr. Shaw insights into the operational requirements of a large company and more specifically, a utility, in an array of areas including finance, commercial transactions, corporate governance, executive compensation, human resource matters, merger and acquisition activities, and environmental regulations, all of which makes him a skilled advisor to the Fuel Tech Board.

Dennis L. Zeitler has been a director of Fuel Tech since 2013. Mr. Dennis L. Zeitler served as Senior Vice President and Special Advisor of Mine Safety Appliances Co. from September 4, 2013 to January 1, 2014. Mr. Zeitler served as Senior Vice President, Chief Financial Officer and Treasurer of Mine Safety Appliances Co. from June 2007 to September 4, 2013. In his tenure at MSA, Mr. Zeitler held ever increasing positions of responsibility. His earlier positions included Treasurer; Assistant Treasurer; and Manager, Financial Services (1989-1998), Vice President and Treasurer (1998-2000), and Vice President, Chief Financial Officer and Treasurer (2000-2007).

Mr. Zeitler is a highly accomplished Chief Financial Officer and executive manager, serving as MSA’s Chief Financial Officer and Treasurer for thirteen years. MSA is a global leader in the development, manufacture and supply of products that protect people’s health and safety. Mr. Zeitler has a deep understanding of all aspects of global finance for a publicly traded company. During his career with MSA, its global sales volume dramatically increased and the number of countries in which MSA operated expanded substantially. This provided Mr. Zeitler a sophisticated experiential knowledge base regarding financial and Treasury operations and business requirements in a broad array of markets and countries worldwide. In addition to his duties as Chief Financial Officer for MSA, Mr. Zeitler led MSA’s Global Pricing Strategy and Business Development teams, devising and implementing global strategies across all of MSA’s operating elements. He has significant experience dealing with the issues of growing businesses around the world. These experiences and qualifications make Mr. Zeitler an excellent addition to the Fuel Tech Board to help inform the Board’s judgment in these areas.

Named Executive Officers

Vincent J. Arnone, See director entry above.

Douglas G. Bailey, See director entry above.

David S. Collins, 51, has been Senior Vice President, Chief Financial Officer and Treasurer of Fuel Tech since August 2010. Prior to joining Fuel Tech, Inc. Mr. Collins was Audit Partner with Grant Thornton LLP.

Albert G. Grigonis, 65, has been Senior Vice President, General Counsel and Secretary of Fuel Tech since January 2011; previously he was Vice President, General Counsel and Secretary of Fuel Tech from December 2008; Assistant General Counsel from July 2008 and Corporate Counsel since 2003.

Robert E. Puissant, 63, has been Senior Vice President, Fuel Conversion Marketing since April 1, 2015; previously, he had been Executive Vice President, Marketing and Sales from August 2009 through March 2015; was President of We Enable LLC from July 2008; Executive Vice President, Strategy & Business Development for School Specialty Inc. from 2003 to 2008; and Senior Vice President, Customer Analysis and Planning and Senior Vice President, Marketing and Strategic Planning at Wisconsin Energy Corporation from 1998.

There are no family relationships between any of the directors or executive officers.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock known to Fuel Tech as of March 8, 2016 by (i) each person known to own beneficially more than five percent of the outstanding Common Stock; (ii) each director or nominee of Fuel Tech; (iii) each of Fuel Tech’s Named Executive Officers; and (iv) all directors and all officers as a group.

Name and Address(1)	No. of Shares	Percentage(2)
Beneficial Owners
Ralph E. Bailey(3)	4,573,973	19.7%
Bettye J. Bailey(3)	4,573,973	19.7%
Directors and Named Executive Officers
Vincent J. Arnone(4)	209,746	*
Douglas G. Bailey(4)	1,900,798	8.2%
David S. Collins(4)	57,862	*
Miguel Espinosa(4)	114,500	*
W. Grant Gregory(4)	54,500	*
Albert G. Grigonis(4)	62,583	*
Robert E. Puissant(4)	120,400	*
Thomas S. Shaw, Jr.(4)	134,500	*
Delbert L. Williamson(4)	94,500	*
Dennis L. Zeitler (4)	44,500	*
All Directors and Officers as a Group (21 persons)(4)	3,310,762	13.6%

*	Less than one percent (1.0%)
(1)	The address of each of the above beneficial owners, directors and Named Executive Officers is c/o Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555.
(2)	The percentages in each case are of the outstanding common stock at March 8, 2016 and all RSUs vesting or options exercisable within 60 days thereafter.
(3)	The shares listed in the table for Ralph E. Bailey and Bettye J. Bailey (Mr. R.E. Bailey’s spouse) represent, in total, 4,573,973 shares, or 19.7%, and are held as follows: 1,399,617 shares are held directly by Ralph E. Bailey, 2,919,356 shares are held directly by a grantor retained annuity trust established by Bettye J. Bailey, and 10,000 shares are held jointly (Ralph E. Bailey and Bettye J. Bailey hold reciprocal powers of attorney over these jointly-held shares and as a result may be deemed to share voting and investment power over these shares). Also includes 245,000 shares held in a family trust, as to which Mr. Bailey may be deemed the beneficial owner through a power of substitution of the shares held in the trust. Mr. Bailey disclaims beneficial ownership of such shares.
(4)	Includes shares subject to options exercisable presently and within 60 days: for Mr. Arnone, 40,000 shares; for Mr. D. G. Bailey, 30,000 shares; Mr. Espinosa, 114,500 shares; Mr. Gregory, 54,500 shares; Mr. Grigonis, 20,000 shares; Mr. Puissant, 40,000 shares; Mr. Shaw, 114,500 shares; Mr. Williamson, 94,500 shares; Mr. Zeitler, 44,500 shares; and, for all directors and officers as a group, 672,500 shares.

DIRECTOR COMPENSATION

Fuel Tech uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, Fuel Tech considers the role of the directors, the amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members as well as, in the case of stock-based incentive compensation, the availability of shares under the Fuel Tech, Inc. 2014 Long-Term Incentive Plan.

Cash Compensation for Directors

Each non-employee director receives an annual cash retainer of $40,000 for Board service, payable in arrears. There are no meeting fees. In addition, annual cash retainer fees, payable in arrears, for service as Lead Director and Board committee chairperson are: Lead Director-$10,000; Audit Committee Chair-$10,000; Compensation Chair-$7,500; and Nominating & Corporate Governance Chair-$5,000. A day of service by a director at the request of the Chairman is $1,200. Under the Deferred Compensation Plan for Directors, non-employee directors are entitled to defer fees in either cash with interest or share equivalent “Units” until fixed dates, including the date of retirement from the Board, when the deferred amounts will be distributed either in Fuel Tech stock or in cash in a lump sum or over a period of five years, as the director elects.

Equity Compensation for Directors

For each non-employee director there is: (a) a target annual equity award dollar value amount of $30,000, and (b) as of the first business day following each annual meeting of stockholders, an annual equity award to each then incumbent non-employee director by the Board in the form of either:

•	restricted stock units, with all such RSUs awarded vesting upon the earlier of the first anniversary of the award date or the day prior to the first regularly-scheduled annual meeting of the Company’s stockholders following the award date except that the RSUs shall be fully vested upon a change-in-control, or

•	a non-qualified stock option grant of Fuel Tech Common Stock for a term of 10 years, vesting immediately.

As noted in the table below, on May 22, 2015, a non-qualified stock option to purchase 21,000 shares of Fuel Tech Common Stock was awarded to each then seated non-employee director at the exercise price of $2.45 per share, the fair market value of Fuel Tech Common Stock on that date.

DIRECTOR COMPENSATION IN FISCAL YEAR 2015

The following table shows for the Fuel Tech non-employee directors all compensation paid in 2015 on account of fees and equity awards. Directors employed by Fuel Tech or its subsidiaries receive no compensation for their service as directors, and accordingly, during any time they have been employed by Fuel Tech, Messrs. Arnone and Bailey have not received any cash fees or equity awards for their participation on the Board. Disclosure regarding the compensation of Messrs. Arnone and Bailey for fiscal 2015 is contained under the caption “Summary of NEO Compensation” below.

(a)	(b)	(d)	(h)
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Miguel Espinosa	51,200	32,288	83,488
W. Grant Gregory	41,200	32,288	73,488
George F. MacCormack	40,000	32,288	72,288
Thomas S. Shaw, Jr.	55,000	32,288	87,288
Delbert L. Williamson	40,000	32,288	72,288
Dennis L. Zeitler	48,700	32,288	80,988

(1)	The amount of $1.5375 is the fair value of each option on the grant date calculated in accordance with FASB ASC Topic No. 718. The amounts shown do not represent cash paid to the directors.

NON-EMPLOYEE DIRECTORS OUTSTANDING STOCK OPTIONS AT 2015 FISCAL YEAR END

The following table shows the outstanding stock options as of December 31, 2015 for non-employee directors as of such date, all of which are fully vested except as noted below.

Name	Grant Date	Number of Securities Underlying Unexercised Options # (Exercisable)	Option Exercise Price ($)
Miguel Espinosa	06/02/2006	10,000	15.950
	05/24/2007	10,000	26.255
	05/23/2008	10,000	22.920
	05/22/2009	10,000	9.965
	05/21/2010	10,000	5.495
	05/20/2011	10,000	8.160
	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
	05/23/2014	13,500	5.220
	05/22/2015	21,000	2.450
W. Grant Gregory	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
	05/23/2014	13,500	5.220
	05/22/2015	21,000	2.450
George F. MacCormack	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
	05/23/2014	13,500	5.220
	05/22/2015	21,000	2.450
Thomas S. Shaw, Jr.	06/02/2006	10,000	15.950
	05/24/2007	10,000	26.255
	05/23/2008	10,000	22.920
	05/22/2009	10,000	9.965
	05/21/2010	10,000	5.495
	05/20/2011	10,000	8.160
	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
	05/23/2014	13,500	5.220
	05/22/2015	21,000	2.450
Delbert L. Williamson	05/23/2008	10,000	22.920
	05/22/2009	10,000	9.965
	05/21/2010	10,000	5.495
	05/20/2011	10,000	8.160
	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
	05/23/2014	13,500	5.220
	05/22/2015	21,000	2.450
Dennis L. Zeitler	05/24/2013	10,000	3.850
	05/23/2014	13,500	5.220
	05/22/2015	21,000	2.450

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships and transactions in which Fuel Tech and its directors and executive officers or their immediate family members are participants or have other conflicts of interest are reviewed and approved by the Audit Committee. Although our Audit Committee has not adopted a written policy for the review and approval of related party transactions, in determining whether to approve or ratify any such transaction, the Audit Committee considers, in addition to such other factors it may deem appropriate in the circumstances, whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than could have been obtained in an arms’ length transaction with an unrelated third party. The Audit Committee, in its discretion, may request information from any party to facilitate its consideration of a matter. However, the Audit Committee does not allow a director to participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

Relationships with American Bailey Corporation

Douglas G. Bailey is President and Chief Executive Officer of ABC; he is a director and stockholder of ABC. ABC is a sub-lessee under Fuel Tech’s November 2009 lease of its Stamford, Connecticut offices, and was previously the sub-lessee under Fuel Tech’s September 2004 lease for a separate office location. The current lease expires in 2019. In 2015, 2014 and 2013, ABC paid or reimbursed Fuel Tech $155,000, $144,000, and $147,000 for rent and certain lease related and administrative expenses.

Committees of the Board

The Board has three committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Board committee charters is available for viewing on the Fuel Tech web site at www.ftek.com.

Audit Committee

Until January 22, 2016, the Audit Committee was a three-member committee comprised of Messrs. Espinosa (Chair), MacCormack, and Zeitler. On January 22, 2016, Mr. MacCormack voluntarily resigned from the Board. In connection with that resignation, on February 3, 2016, the Board appointed Mr. Gregory to be a member of the Audit Committee with immediate effect. The Board has determined that each director who served or is currently serving on the Audit Committee, as described above, was an independent director under NASD Rule 5605(a)(2) and also Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board has also determined that Mr. Espinosa, in light of his significant experience in positions requiring financial oversight responsibility, is an audit committee member who possesses “financial sophistication” as described in NASD Rule 5605(c)(2)(A). The Board has determined that Mr. Espinosa is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper recordkeeping, accounting or disclosure. The Board has also constituted the Audit Committee as a Qualified Legal Compliance Committee in accordance with Securities and Exchange Commission regulations. You may view the Audit Committee Charter on the Fuel Tech web site at www.ftek.com.

Compensation Committee

The Compensation Committee is a three-member committee comprised of Messrs. Zeitler (Chair), Shaw and Williamson, each of whom the Board has determined is an independent director under NASD Rule 5605(a)(2).

Upon assessing the independence of Compensation Committee members as set forth by Nasdaq Exchange Listing Standards approved by the SEC effective January 11, 2013, the Board made a determination that each director who served or is serving as a Compensation Committee member satisfies the following member independence criteria:

•	No committee member has received compensation from the Company for any consulting or advisory services nor has any committee member received any other compensatory fees paid by the Company (other than directors’ fees); and

•	No committee member has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Upon assessing the Compensation Committee advisor independence and potential conflicts of interest as set forth by the Nasdaq Exchange Listing Standards approved by the SEC effective January 1, 2013, the Compensation Committee made a determination February 23, 2016 that the Compensation Committee’s compensation advisor, Frederick W. Cook & Co., Inc. (Advisor), satisfied the following independence criteria:

•	The Advisor had not provided in the last completed fiscal year ending December 31, 2015 or any subsequent interim period, any other services to Fuel Tech or its affiliated companies other than the Advisor’s work as a compensation advisor to the Company’s Compensation Committee.

•	Less than 1% of the Advisor’s total revenue was derived from fees paid by the Company in the last completed fiscal year ending December 31, 2015 or any subsequent interim period for work on behalf of the Company’s Compensation Committee.

•	The Advisor had implemented policies and procedures designed to prevent conflicts of interest.

•	Neither the Advisor nor any of its employees serving the Company’s Compensation Committee had any business or personal relationships with any members of the Company’s Compensation Committee or any of the Company’s Executive Officers.

•	Neither the Advisor nor any of its employees serving the Company’s Compensation Committee owned Fuel Tech securities (other than through a mutual fund or similar externally managed investment vehicle).

•	The Advisor was unaware of a relationship by employees of the Advisor serving the Company’s Compensation Committee that could create an actual potential conflict of interest with the Company or its affiliated entities, any members of the Company’s Compensation Committee or any of the Company’s Executive Officers.

The Compensation Committee reviews and approves executive compensation, equity awards, restricted stock units and similar awards, and adoption or revision of benefit, welfare and executive compensation plans in accordance with the Compensation Committee’s Charter. You may view the Compensation Committee Charter on the Fuel Tech web site at www.ftek.com.

Nominating and Corporate Governance Committee

Until January 22, 2016, the Nominating and Corporate Governance Committee was a three-member committee comprised of Messrs. Shaw (Chair), Gregory, and MacCormack. On January 22, 2016, Mr. MacCormack voluntarily resigned from the Board. In connection with that resignation, on March 10, 2016, the Board appointed Mr. Zeitler to be a member of the Nominating and Corporate Governance Committee with immediate effect. The Board has determined that each director who served or is currently serving on the Nominating and Corporate Governance Committee, as described above, was an independent director under NASD Rule 5605(a)(2). The Committee determines the identity of director nominees for recommendation to the Board for election to the Board and assists the Board in discharging the Board’s responsibilities in the area of corporate governance in accordance with the provisions of the Committee’s Charter. You may view the Nominating and Corporate Governance Committee Charter on the Fuel Tech web site at www.ftek.com.

In evaluating nominees, the Nominating and Corporate Governance Committee (Committee) particularly seeks candidates of high ethical character with significant business experience at the senior management or Board level who have the time and energy to attend to Board responsibilities. The Committee does not have a diversity policy. When evaluating nominees, the Committee takes into account the extent to which a candidate’s viewpoints, professional experience, education, skill or other individual qualities or attributes could contribute to Board heterogeneity in Board discussions and decisions within the framework of what the Committee may consider important to Fuel Tech’s business at the time. Candidates should also satisfy such other particular requirements that the Committee may consider important to Fuel Tech’s business at the time. When a vacancy occurs on the Board and the number of directors is not reduced to eliminate the vacancy, the Committee, in consultation with the Chairman of the Board, will consider nominees from all sources, including stockholders, nominees recommended by other parties, and candidates known to the directors or to Fuel Tech management. The Committee may, if appropriate, make use of a search firm and pay a fee for services in identifying candidates. The best candidate from all evaluated, in the opinion of the Committee, will be recommended to the Board to be considered for nomination.

Stockholders who wish to recommend candidates for consideration as nominees should furnish in writing detailed biographical information concerning the candidate to the Committee addressed in care of the Corporate Secretary, Fuel Tech, Inc. before the applicable date and at the address set forth below in the “Stockholder Proposals” section and in accordance with the applicable other requirements of that section.

Corporate Governance

Meetings

During 2015, there were twelve meetings of the Board of Fuel Tech, eight meetings of the Audit Committee, six meetings of the Compensation Committee, and five meetings of the Nominating and Corporate Governance Committee. Each director of Fuel Tech attended at least 80 % of Board and committee meetings of which he was a member during the period of his directorship. Each of the then nominated directors attended the annual meeting of stockholders in 2015. Fuel Tech does not have a policy on director attendance at stockholders’ meetings, but each of the nominated directors is encouraged to attend the 2016 Annual Meeting.

Executive Sessions

In 2015, the independent Fuel Tech directors held five executive sessions in connection with scheduled Board meetings. The independent directors who make up the membership of each of the Board’s current committees, Audit, Compensation, and Nominating and Corporate Governance held executive sessions in connection with committee meetings as follows: Audit-five , Compensation-five , and Nominating and Corporate Governance-one. The policy of the Board on executive sessions is that the Board will hold not less than two executive sessions of the independent directors annually in connection with scheduled meetings. The committees of the Board will hold executive sessions when appropriate. Members of management and non-independent directors do not attend such executive sessions, except when invited to provide information.

Code of Business Ethics and Conduct

On the recommendation of the Audit Committee, the Board adopted a Code of Business Ethics and Conduct that is available for viewing on the Fuel Tech web site at www.ftek.com. Changes to or waivers of the requirements of the Code will be posted to the web site.

Board Leadership Structure

The business judgments the Board makes regarding what leadership structure it views to be appropriate for Fuel Tech are informed by the facts and circumstances within which it makes those decisions from time to time and, consequently, are subject to change.

From April 1998 to June 2006, the positions of Chairman of the Board (Chairman) and Chief Executive Officer (CEO) of a predecessor Fuel Tech entity that was merged into Fuel Tech in 2006 were held by the same person, Ralph E. Bailey. In 2006, the Board, in light of its continuing oversight responsibilities and relative unfamiliarity with the then newly hired CEO, concluded that it was appropriate to have a separate person serve as the leader of the corporate body in charge of overseeing the CEO’s management of the Company. From June 2006 through March 2010, the positions of Chairman and CEO were held by separate people.

In April 2010, the Board concluded that, given the Company’s circumstance at that time, and, in light of Mr. Douglas G. Bailey’s then over twelve years of experience with Fuel Tech as a director and employee and the enhanced efficiencies that could be achievable by the Company by a single person filling both roles, it was appropriate to have Mr. Bailey serve as both Chairman of the Board, and, on an interim basis, as President and CEO. In December 2010, after completing a lengthy CEO executive search wherein the then Compensation and Nominating Committee and the Board had considered both internal and external candidates, that committee recommended to the Board and the Board then determined that it was in the Company’s interest to have Mr. Bailey serve as both Chairman of the Board and as President and CEO on a continuing basis.

On April 1, 2015, the Board appointed Mr. Douglas G. Bailey as Executive Chairman and Mr. Vincent J. Arnone as President and Chief Executive Officer. As such, currently, the positions of Chairman and CEO are held by separate people. In connection with his appointment as Executive Chairman, Mr. Bailey continues to perform the duties of Chairman of the Board. Mr. Bailey, who remains an officer and employee of Fuel Tech, continues to be active in certain of the Company’s operations concentrating his efforts on strategic opportunities of the Company assigned by and under the direction of the Board. In his capacity as President and Chief Executive Officer, Mr. Arnone has responsibility for general management and control of Fuel Tech’s affairs and business.

Given the Board’s December 2010 decision to have Mr. Bailey serve as both Chairman and as President and CEO, in February 2011, the Board determined it useful and appropriate to appoint Mr. Shaw, an incumbent non-employee independent director to be Lead Director. Even though as of April 1, 2015 the positions of Chairman and CEO were held by separate people, in May, 2015, consistent with the requirement in the charter of the Lead Director position to annually review the propriety of retaining the Leader Director position, after Board deliberation, the Board took action to retain the position of Lead Director including the retention of Mr. Shaw, the then incumbent Lead Director, in that position. Mr. Shaw still serves as the Lead Director. Mr. Shaw also is Chairman of the Nominating and Corporate Governance Committee since February 27, 2013 and a member of the Compensation Committee since 2006.

Among other things, the current Charter of the Lead Director provides that as the Lead Director, Mr. Shaw shall: (a) facilitate the activities of the other non-employee/independent directors; (b) advise the Chairman as to an appropriate schedule of Board meetings seeking to ensure that the non- employee/independent directors can perform their duties responsibly while not interfering with the flow of Company operations; (c) advise the Chairman and the Corporate Secretary with input as to: the preparation of the agendas for Board and Board committee meetings, the information sent to the Board pertaining to those meetings, and approval of Board meeting agendas; (d) make recommendations to the Chairman regarding the retention of consultants who report directly to the Board; (e) interview along with the Chair of the Nominating and Corporate Governance Committee and make recommendations to that committee and the Board regarding Board director candidates; (f) co-ordinate, develop the agenda for, and moderate executive sessions of the Board’s independent directors, as well as plenary sessions of the Board where the Chairman is not present; (g) act as principal liaison between the independent directors and the Chairman; and (h) coordinate any performance evaluation of the Chairman deemed appropriate by the Board. That charter also provides that each year, no later than the day following the annual stockholder meeting, the Board will review the Lead Director charter for recommended changes and the propriety of continuing the Lead Director role.

Risk Oversight

The Board’s risk oversight approach is intended to support management’s achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a company. The involvement of all directors in setting the Company’s business strategy is a key part of its assessment of management’s approach to risk taking to achieve its organizational objectives, and also a determination of what makes up an appropriate level of risk for the Company. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, and strategic initiatives as well as the risks associated with each.

While the Board has the ultimate risk oversight responsibility, various committees of the Board also have responsibility for risk oversight. The Audit Committee oversees financial risk (see Report of Audit Committee below). The Audit Committee also reviews and approves all related party transactions and reviews potential conflict of interest matters. In addition, the Audit Committee acts as the Company’s Qualified Legal Compliance Committee to receive reports of material violations of the securities laws, breaches of fiduciary duty or similar material violations from legal counsel representing the Company and practicing before the Securities and Exchange Commission. The Company’s Compensation Committee, is responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements. It strives to consider and approve compensation programs that encourage a level of risk-taking behavior under those programs that are consistent with the Company’s business strategy (see Report of Compensation Committee below). The Nominating and Corporate Governance Committee oversees the management of risks relating to Board and executive succession planning and the composition of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

EXECUTIVE COMPENSATION

Report of Compensation Committee

The Compensation Committee (the Committee) has reviewed and discussed with management the Compensation Discussion and Analysis appearing immediately below in this Proxy Statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis set forth below be included in this Proxy Statement. The Committee reviewed its charter and determined that no changes were required to the charter.

By the Compensation Committee:

D.L. Zeitler, Chair

              T.S. Shaw and D.L. Williamson

Compensation Committee Interlocks and Insider Participation

During 2015, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of Fuel Tech. During 2015, none of Fuel Tech’s executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on the Committee.

Compensation Discussion and Analysis

The Committee is responsible for reviewing and, to the extent provided for in the Committee’s Charter, approving in advance of implementation, all incentive plans, sales commission plans and salary actions and bonuses for Vice President level and above officers of Fuel Tech or new or incumbent employees that have base salaries in excess of $175,000 per year including the Named Executive Officers (NEOs) listed in the Summary Compensation Table below. In the case of the salary actions described above, the Committee makes recommendations to the Board and the Board approves such salary actions. The Committee periodically reviews Fuel Tech compensation practices, including the methodologies for setting total compensation for those employees, including NEOs. As discussed in more detail below, from time to time the Committee also may supplement its exercise of business judgment in compensation matters with market information pertaining to Fuel Tech’s compensation levels against comparable companies in its industry and across multiple industries including the use of peer group data (also see Use of Peer Group section below). However, the Committee exercises its independent judgment when making decisions on compensation matters, including when rewarding individual performance. The responsibilities of the Committee are described more fully in its charter at www.ftek.com.

Compensation Philosophy and Objectives

Fuel Tech’s compensation philosophy is to promote long-term, sustainable stockholder value by incentivizing individual performance, as well as promoting overall financial performance of the Company on an annual and long-term basis.

With that compensation philosophy in mind, Fuel Tech’s compensation programs are designed to achieve the following objectives:

•	to ensure Fuel Tech remains a market leader in the development of innovative solutions;

•	to provide stockholders with a superior rate of return;

•	to attract, motivate, and retain top talent to advance the achievement of business goals, strategies and objectives; and

•	to support an integrated team-oriented philosophy.

Compensation Elements

Fuel Tech’s executive compensation program has as a primary purpose to attract, retain and motivate the highly talented individuals whose enterprise will enable Fuel Tech to succeed. The key components of that program include three elements: base salary, short-term incentives and long-term incentives, as more fully described below.

Base Salary

Base salaries requiring review by the Committee under its Charter are reviewed by the Committee on recommendation of the Chief Executive Officer and approved by the Board, except that the base salary of the Chief Executive Officer and Executive Chairman is reviewed and recommended by the Committee itself without the Chief Executive Officer or Executive Chairman being present during such deliberations or Committee voting and approved by the Board. In its performance of these activities the Committee acts in its business judgment on what it understands to be fair, reasonable and equitable compensation in view of Fuel Tech’s requirements for recruiting and retention in a highly competitive market. To assist in that determination, the Committee may refer to compensation consultant reports as to general market information and benchmarking data from a peer group of companies approved by the Committee and also:

•	the executive’s compensation relative to other officers;

•	recent and expected performance of the executive;

•	Fuel Tech’s recent and expected overall performance; and

•	Fuel Tech’s overall budget for base salary increases.

Short Term Incentives

Executive Officer Incentive Plan

In 2015, each of Fuel Tech’s NEOs had the opportunity to earn an annual cash bonus based upon Fuel Tech’s achievement of predetermined performance thresholds under the 2015 Executive Officer Incentive Plan (2015 EOIP). The 2015 EOIP was approved by the Compensation Committee effective March 26, 2015. Participation in the 2015 EOIP was limited to Fuel Tech’s then current: Executive Chairman; President and Chief Executive Officer; the Senior Vice President, Fuel Conversion Marketing; the Senior Vice President, Treasurer and Chief Financial Officer; and the Senior Vice President, General Counsel & Secretary (each a Participant). The 2015 EOIP was intended to focus the efforts of each Participant on the overall financial performance of Fuel Tech across all business lines, and, thus, align the interests of the participating officers with the overall performance of Fuel Tech.

As set forth in more detail below, there was no payout to any Participant under the 2015 EOIP.

The 2015 EOIP was structured as follows:

•	The 2015 EOIP was based on Fuel Tech’s performance for three critical financial metrics — Adjusted EBITDA, Revenues and APC Bookings, as those terms are described below. An “Incentive Pool” would be funded dependent upon Fuel Tech’s financial performance pertaining to those metrics during the fiscal year.

•	A percentage of Adjusted EBITA would be set aside in the Incentive Pool to provide for bonus payments dependent on performance in the following three categories: (i) Adjusted EBITDA, (ii) Revenue and (iii) APC Bookings. “Adjusted EBITDA” refers to earnings before interest expense, taxes, depreciation and amortization, profit sharing contributions, stock compensation, incentive pay (excluding sales commissions) and other unusual or non-cash charges, and also excludes the effect of any acquisition or divestiture undertaken by Fuel Tech for the fiscal year in which such event occurs. “Revenue” refers to net sales. “APC Bookings” refers to revenue from the sale of equipment or services in Fuel Tech’s APC line of business to which Fuel Tech has a contractual right pursuant to a sales contract executed after January 1, 2015.

•	A condition precedent to any payment under the 2015 EOIP was Fuel Tech’s achievement of the established minimum threshold of Adjusted EBITDA for 2015. Accordingly, if Fuel Tech’s financial performance for 2015 fell below the established minimum threshold of Adjusted EBITDA, there would be no payout under the 2015 EOIP of any kind, regardless of the annual Revenue or APC Bookings achieved. If Fuel Tech’s minimum threshold of Adjusted EBITDA was met, however, the percentage of Adjusted EBITDA set aside in the Incentive Pool would rise incrementally based on actual combined performance for the Adjusted EBITDA, Revenues, and APC Bookings financial metrics up to an upper limit cap.

•	For the 2015 EOIP, the minimum performance thresholds for Adjusted EBITDA, Revenue and APC Bookings were set at $9.0 million, $85.0 million and $43.5 million, respectively. As the 2015 EOIP was structured, upon achievement of the Adjusted EBITDA performance threshold, an amount equal to 1.00% of Adjusted EBITDA would be funded into the Incentive Pool; assuming Fuel Tech achieved two of the three performance thresholds, 1.50% of Adjusted EBITDA would be funded into the Incentive Pool; and, assuming Fuel Tech had achieved all three performance thresholds, 2.00% of Adjusted EBITDA would have been funded into the Incentive Pool.

•	Upon achievement of the minimum thresholds described above, the 2015 EOIP provided that the percentage of Adjusted EBITDA funded into the Incentive Pool would rise incrementally at a rate equal to 0.10% of Adjusted EBITDA for each additional $400,000 in Adjusted EBITDA, subject to an overall cap of 2.00%; the percentage of Adjusted EBITDA funded into the Incentive Pool for Revenue would rise incrementally at a rate equal to 0.05% for each additional $2.5 million in revenues, subject to an overall cap of 1.00%; and the percentage of Adjusted EBITDA funded into the Incentive Pool for APC Bookings would rise incrementally at a rate equal to 0.05% for each additional $2.5 million in APC Bookings, subject to an overall cap of 1.00%. Accordingly, the highest possible funding percentage that was possible for the Incentive Pool under the 2015 EOIP was 4.00%.

•	Effective February 23, 2016, the Committee determined that Fuel Tech had not achieved its Adjusted EBITDA minimum threshold. Accordingly, no amount of Adjusted EBITDA was funded into the Incentive Pool. There was no payout to any Participant under the 2015 EOIP.

•	Under the 2015 EOIP, the size of the Incentive Pool, if any, the payout allocation percentages for each Participant and the payout to each Participant, if any, were applied according to the formulas in the 2015 EOIP and did not involve any adjustments based on the exercise of discretion by the Committee.

For 2016, the EOIP has been modified as set forth below.

•	On March 1, 2016, the Committee (the “Committee”) adopted Fuel Tech’s 2016 Executive Officer Incentive Plan (the “2016 EOIP”), including establishing the financial performance threshold for payout and the percentage of the incentive pool to be paid out to participants in the 2016 EOIP. Participation in the 2016 EOIP is limited to Fuel Tech’s: Executive Chairman; President and Chief Executive Officer; Senior Vice President, Treasurer and Chief Financial Officer; and Senior Vice President, General Counsel & Secretary (each a “Participant”). The Committee, in its business discretion, may subjectively decide to designate additional full-time senior management employees to be Participants in the EOIP after consideration of the recommendations of Fuel Tech’s Chief Executive Officer.

•	2016 EOIP payouts are based on Fuel Tech’s performance in the three critical financial metrics defined below. An “Incentive Pool” may be created dependent on Fuel Tech’s financial performance pertaining to all or some of those metrics during the fiscal year. If the Incentive Pool is created, each Participant will be awarded his designated portion of the Incentive Pool by March 30, 2017.

•	Under the 2016 EOIP, a percentage of Adjusted EBITDA may be set aside in the Incentive Pool with respect to each fiscal year to provide for bonus payments based on performance in the following three categories: (i) Adjusted EBITDA, (ii) Revenue and (iii) APC Bookings. “Adjusted EBITDA” refers to earnings before interest expense, taxes, depreciation and amortization, profit sharing contributions, stock compensation, incentive play (excluding sales commissions) and other unusual or non-cash charges, and also excludes the effect of any acquisition or divestiture undertaken by Fuel Tech for the fiscal year in which such event occurs. “Revenue” refers to net sales. “APC Bookings” refers to revenue from the sale of equipment or services in Fuel Tech’s APC line of business to which Fuel Tech has a contractual right pursuant to a sales contract executed after January 1, 2016.

•	No amounts will be payable under the 2016 EOIP unless Fuel Tech achieves the established minimum threshold of Adjusted EBITDA for 2016. Accordingly, if Fuel Tech’s financial performance for 2016 falls below the established minimum threshold of Adjusted EBITDA, there will be no payout under the 2016 EOIP of any kind, regardless of the annual Revenue, APC Bookings or other Company product sales achieved. If Fuel Tech’s minimum threshold of Adjusted EBITDA is met, however, the percentage of Adjusted EBITDA set aside in the Incentive Pool rises pro rata incrementally based on actual combined performance for the Adjusted EBITDA, Revenues, and APC Bookings financial metrics up to an upper limit cap.

•

For the 2016 EOIP, the minimum performance thresholds for Adjusted EBITDA, Revenue and APC Bookings were set at $2.5 million, $75.0 million and $37.5 million, respectively. If the Adjusted EBITDA performance threshold is met, 2.00% of Adjusted EBITDA will be funded into the Incentive

Pool; assuming Fuel Tech achieved two of the three performance thresholds, 2.50% of Adjusted EBITDA will be funded into the Incentive Pool; and, assuming Fuel Tech achieves all three performance thresholds, 3.00% of Adjusted EBITDA will be funded into the Incentive Pool.

•	If the minimum thresholds above are met, the percentage of Adjusted EBITDA funded into the Incentive Pool for the Adjusted EBITDA metric will rise incrementally at a rate equal to 0.20% for each additional $500,000 in Adjusted EBITDA, subject to an overall cap of 4.00%; the percentage of Adjusted EBITDA funded into the Incentive Pool for Revenue will rise incrementally at a rate equal to 0.10% for each additional $1.5 million in Revenue, subject to an overall cap of 1.50%; and the percentage of Adjusted EBITDA funded into the Incentive Pool for APC Bookings will rise incrementally at a rate equal to 0.10% for each additional $1.5 million in APC Bookings, subject to an overall cap of 1.50%. Accordingly, the highest possible funding percentage for the Incentive Pool under the 2016 EOIP is 7.00% of Adjusted EBITDA.

•	If the performance thresholds under the 2016 EOIP are met, 100% of the Incentive Pool will be divided in accordance with the following participation percentages: 40% of the Incentive Pool being awarded to the President and Chief Executive Officer; 20% of the Incentive Pool awarded to the Executive Chairman; 20% to the Senior Vice President, Treasurer and Chief Financial Officer; and 20% to the Senior Vice President, General Counsel and Secretary.

•	Both the payout vesting and allocation percentages for each Participant under the 2016 EOIP are formulaic, and do not involve any subjective evaluation of the performance of the Participants or other exercise of discretion by the Committee.

•	The actual amounts of fiscal 2016 cash bonuses earned, if any, for any 2016 Named Executive Officer who is a Participant in the 2016 EOIP will be reported in the Registrant’s proxy statement for its 2017 Annual Meeting of Stockholders.

Corporate Incentive Plan

In 2016, Fuel Tech’s Senior Vice President, Fuel Conversion Marketing, a Named Executive Officer of the Company in 2015, will participate in the 2016 Corporate Incentive Plan of Fuel Tech, Inc. (“2016 CIP”), which was approved by the Compensation Committee effective March 21, 2016. The 2016 CIP is designed to provide employees that Fuel Tech designates to participate in the 2016 CIP with the opportunity to earn an annual cash bonus based upon the employee’s achievement of his or her individual performance objectives and Fuel Tech’s achievement of certain financial performance thresholds. Potential cash awards under the 2016 CIP are designed to focus employees on the achievement of both positive earnings growth for Fuel Tech as well as on their own individual performance.

The 2016 CIP is structured as follows:

•	The 2016 CIP contemplates that incentive payments to individual employees will be based on the amount, if any, funded into the incentive pool; the employee’s eligible base salary; the employee’s target bonus percentage; and the employee’s achievement percentage of his or her individual performance objectives for 2016.

•	No cash awards will be made pursuant to the CIP unless the Company has achieved the established minimum threshold of Adjusted EBITDA of $2.5 million in fiscal 2016. “Adjusted EBITDA” refers to earnings before interest expense, taxes, depreciation and amortization, profit sharing contributions, stock compensation, incentive pay (excluding sales commissions) and other unusual or non-cash charges, and also excludes the effect of any acquisition or divestiture undertaken by Fuel Tech for the fiscal year in which such event occurs.

•	There is no funding of the incentive pool pursuant to the 2016 CIP unless and until the Company’s minimum threshold of Adjusted EBITDA for fiscal 2016 is met. If the minimum threshold of $2.5 million of Adjusted EBITDA is achieved, then a percentage of the Company’s Adjusted EBITDA is set aside into an incentive pool. In particular, the incentive pool will equal:

•	Thirty percent (30%) of all Adjusted EBITDA in excess of $2.5 million up to $5.0 million, for a maximum incentive pool allocation of $750,000; plus

•	Forty percent (40%) of all Adjusted EBITDA in excess of $5.0 million up to a maximum cap of $7.5 million, for a maximum incentive pool allocation of $1.0 million; plus

•	Ten percent (10%) of all Adjusted EBITDA in excess of $7.5 million.

•	The target bonus percentage (as that term is defined in the 2016 CIP) for Robert E. Puissant, Fuel Tech’s Senior Vice President, Fuel Conversion Marketing, is 35%. Mr. Puissant’s individual performance objectives under the 2016 CIP are qualitative rather than quantitative, as Mr. Puissant is responsible for identifying, establishing and commercializing markets and potential customers for engineered carbon feedstock products developed by Fuel Tech’s new Fuel Conversion business segment. The extent to which Mr. Puissant achieves his personal objectives will be determined in 2017 by the Compensation Committee, using its independent business judgment, which may include, among other things, recommendations from Fuel Tech’s executive management. The actual amounts of fiscal 2016 cash bonuses earned, if any, for any 2016 Named Executive Officer of the Company who is a participant in the 2016 CIP will be reported in the Registrant’s proxy statement for its 2017 Annual Meeting of Stockholders.

Long-Term Incentives

In May, 2014, the stockholders approved the Fuel Tech, Inc. 2014 Long-Term Incentive Plan (2014 LTIP). The purpose of the 2014 LTIP is to further the interests of the Company and its stockholders by providing long-term incentives (a) to attract and retain employees, consultants and directors who will contribute to the Company’s long range success and (b) that align the interests of 2014 LTIP participants with those of the stockholders of the Company. The 2014 LTIP succeeded the Company’s former equity-based compensation plan — the “Fuel Tech, Inc. Incentive Plan” f/k/a the 1993 Incentive Plan (FTIP). Certain prior equity awards remain outstanding under the FTIP. However, the 2014 LTIP is the Company’s only equity-based plan for new equity awards to participants. The 2014 LTIP allows for a variety of types of awards that may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof (as each of those types of awards is defined in the 2014 LTIP). Participants in the 2014 LTIP may be Fuel Tech’s directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of Fuel Tech’s business.

Historically, Fuel Tech’s overall long-term equity incentives approach was to award stock options, principally non-qualified options, which are designed to focus management on Fuel Tech’s long-term success as evidenced by appreciation of Fuel Tech’s stock price over several years, by growth in its earnings per share and other elements. In 2009 the Committee undertook an analysis as to the features of a variety of equity award vehicles (which analysis included input from the Committee’s compensation consultant), and the general trend towards use of RSUs as a long-term incentive equity award vehicle as well as the limitation of shares available for equity award grants in the FTIP. As a result, in 2010, the Company started to use predominantly RSUs under the FTIP for equity based long-term incentive awards for employees. The Company has continued that trend of predominantly using RSUs for equity awards for employees under the 2014 LTIP (all above described stock option awards and restricted stock unit awards collectively referred to as “Equity Awards”).

Both RSUs and stock options have ownership motivational attributes for the participants. Further, Fuel Tech’s RSU grants and stock option grants, by design, have featured graduated vesting over a multiple year period which can facilitate employee retention and also incentivizes performance by employees that is focused on creating long-term value and growth for the Company. As such, Fuel Tech believes that each type of Equity Award can have a place in the Company’s long-term incentive compensation programs. However, there are three potential advantages to granting RSU awards over options: 1) RSUs are less depletive on the remaining available 2014 LTIP shares because they carry a higher valuation than stock options on the date of grant, thus, less 2014 LTIP shares are required for each RSU award than would be required for an equivalent stock option award to achieve the Company’s desired equity award value for the participant; 2) the prospect of an RSU award retaining the Company’s intended motivational attributes for the participant over time can be greater than a stock option award because an RSU award does not carry a “strike” price that must be exceeded for the RSU award to continue to be of value to the participant; and 3) because the motivational aspects of an RSU over a stock option can be greater as described above, that prospect can result in enhanced value to the Company for the compensation charges that will be recognized by the Company to grant an RSU award versus a stock option award.

Historically, except for Equity Awards granted to the CEO, Equity Awards have been determined by the Committee based upon recommendations from Fuel Tech’s CEO. Equity Awards for the CEO have been determined by the Committee with no participation of the CEO — the CEO is not present during the Committee’s decisional deliberations or votes pertaining to CEO Equity Awards. The determination and approval of proposed Equity Awards are based on a variety of factors that may include:

•	historical Equity Awards, by employee, by year;

•	intrinsic values for each Equity Award, or, when applicable, the fair value of each Equity Award using the Black-Scholes option pricing model;

•	the number of Equity Award units available for issuance under the 2014 LTIP;

•	supervisor recommendations for employee Equity Awards; the estimate of expected intrinsic value (e.g., Equity Award compensation expense) of the aggregate Equity Award;

•	net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	gross revenue, net revenue, gross revenue growth or net revenue growth;

•	sales of particular products or services;

•	gross profit, gross profit growth, net profit or net operating profit (before or after taxes);

•	earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentive pay, contributions to 401(k) or other employee benefit plans, or items of income or expense not occurring in the normal course of business, whether or not on continuing operations or on an aggregate or per share basis (basic or fully diluted);

•	return on assets, capital, invested capital, equity, or sales (discounted or otherwise);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	one or more operating ratios such as earnings before or after interest, taxes and/or depreciation and/or amortization;

•	gross or operating margins;

•	improvements in capital structure;

•	budget and expense management or cost targets;

•	productivity ratios;

•	economic value added or other value added measurements;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	book value;

•	financing and other capital raising transactions (including sales of our equity or debt securities;

•	operating efficiency;

•	working capital targets;

•	enterprise value;

•	completion of acquisitions, business expansion, reorganizations or divestitures (in whole or in part);

•	borrowing levels, leverage ratios or credit rating;

•	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of us or a third-party manufacturer) and validation of manufacturing processes (whether ours or a third-party manufacturer’s);

•	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property);

•	establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products (including with group purchasing organizations, distributors and other vendors);

•	supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of our products);

•	co-development, co-marketing, profit sharing, joint venture or other similar arrangements;

•	economic value-added models or equivalent metrics;

•	implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, succession and hiring projects, or expansions of specific business operations;

•	timely completion of new product roll-outs;

•	timely launch of new facilities;

•	sales or licenses of our assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions);

•	royalty income;

•	exceptional and innovative individual performance;

•	individual contribution to a strategic goal;

•	teamwork;

•	leadership accomplishments; and

•	employee job level

Under the FTIP, all outstanding options and RSUs not granted pursuant to an executive performance RSU award agreement that are not vested will become immediately vested in the event that there is with respect to Fuel Tech, a “change-in-control.” Under the FTIP, a change-in-control generally is defined as taking place if: (a) any person or affiliated group becomes the beneficial owner of 51% or more of Fuel Tech’s outstanding securities, (b) in any two-year period, persons in the majority of the Fuel Tech Board of Directors cease being so unless the nomination of the new directors was approved by a majority of the directors then still in office who were directors at the beginning of such period, (c) a business combination takes place where the shares of Fuel

Tech are converted to cash, securities or other property, but not in a transaction in which the stockholders of Fuel Tech have proportionately the same share ownership before and after the transaction, or (d) the stockholders of Fuel Tech approve of a plan of liquidation or dissolution of Fuel Tech.

Under the 2014 LTIP, “change-in-control” generally is defined as:

•	an acquisition by any person as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 of beneficial ownership of 50% or more of Fuel Tech’s then outstanding common stock or voting power;

•	a sale, transfer or other disposition of all or substantially all of Fuel Tech’s assets;

•	the date ten days prior to the liquidation or dissolution of the Company;

•	a merger, consolidation, statutory share exchange or similar corporate transaction, unless Fuel Tech stockholders continue to hold, directly or indirectly, more than 50% of Fuel Tech voting power; or

•	incumbent directors shall cease for any reason to constitute a majority of the board of directors of Fuel Tech unless the election or the nomination for election by stockholders of Fuel Tech, of each new director was approved by a vote of at least a majority of the directors then still in office who were incumbent directors.

Under the 2014 LTIP, in the event of a “change-in-control,” the Committee may take any of the following actions with respect to employee non-executive performance RSU equity awards granted under the 2014 LTIP either by including such terms in the applicable award agreement or by taking such actions in connection with the change-in-control:

•	fully or partially vest some or all of the outstanding awards immediately prior to the change-in-control transaction;

•	cancel some or all of the outstanding awards (vested or not) in exchange for cash or property representing the value the award recipient would have obtained upon the exercise or settlement of the award in connection with the transaction;

•	assume existing awards or issue substitute awards in exchange for some or all of the outstanding awards;

•	fully vest outstanding options and stock appreciation rights combined with a requirement that the award recipient exercise the awards before the closing of the change-in-control transaction or such awards will terminate; or

•	continue the outstanding awards on their same terms.

The Committee is not required to treat all award recipients or awards granted to any individual in the same manner.

The executive performance RSU award agreements issued under the 2014 LTIP include certain provisions that describe what occurs to each of the three types of RSUs described therein in the event of a change-in-control. These change-in-control terms are described further under the heading Executive Performance RSU Long-Term Incentive below.

Executive Performance RSU Long-Term Incentive

On March 26, 2015 with effect on April 1, 2015, the Committee approved the Company entering into an Executive Performance RSU Award Agreement (the 2015 Agreement) with each of the Company’s: Executive Chairman; President/Chief Executive Officer; Senior Vice President, Fuel Conversion Marketing; Senior Vice President, Treasurer/Chief Financial Officer; and Senior Vice President, General Counsel and Corporate

Secretary (each a 2015 Participant). With effect on March 1, 2016, the Committee approved the Company entering into an Executive Performance RSU Award Agreement (the 2016 Agreement) with each of the Company’s: Executive Chairman; President/Chief Executive Officer; Senior Vice President, Treasurer/Chief Financial Officer; and Senior Vice President, General Counsel and Corporate Secretary (each a 2016 Participant). (Each of the 2015 Participants and the 2016 Participants are hereinafter sometimes referred to collectively as a Participant, and each of the 2015 Agreements and 2016 Agreements are sometimes referred to hereinafter collectively as the Agreement.) The 2015 Agreement and the 2016 Agreement each provide each Participant the opportunity to be awarded target RSUs for the applicable year as illustrated in the Target RSU Table below.

The Committee derived the total amount of target RSUs available for grant to each Participant through a comparative analysis of long-term incentive equity grants (expressed as a percentage of market capitalization) made for the same or similar executive job positions within the companies that make up Fuel Tech’s Peer Group Companies (as the term is defined below), other market data, and the Company’s business and strategic objectives and operational performance factors and initiatives for 2015 and 2016 respectively. The Committee considered various percentile ranges and concluded that an approximate percentage between the median and 75th percentile be used along with consideration of the then remaining incentive shares available under the 2014 LTIP as a basis for determining the total amount of target RSUs for the Participating Executives in 2015 and 2016, respectively. That derived total amount of target RSUs was then divided equally among the three RSU components identified in the Agreement — Look-Back RSUs, Revenue Growth RSUs and Total Stockholder Return Performance RSUs. Actual RSU awards are contingent on performance by the Participants and the Company in the performance areas and for the measurement periods set forth in the applicable Agreement.

Aside from the target RSUs established for Participants in each Agreement, the substantive terms of those agreements were identical except that the composition of the Company’s peer group is different between the 2015 Agreement and the 2016 Agreement.

Look-Back RSUs: Each Participant has the opportunity to earn a targeted amount of “Look-Back RSUs” based upon the Participant’s performance during 2015 and 2016, respectively. After the completion of the applicable calendar year, the Committee, in its business judgment, may approve or not approve the Company granting to each Participant a number of Look-Back RSUs between zero and one hundred fifty percent of the targeted Look-Back RSU amount based on the Committee’s subjective, qualitative assessment of each Participant’s overall performance during the applicable calendar year. No specific, individualized prospective performance goals are associated with the Look-Back RSUs for any of the Participants, and the Committee may use a variety of factors in determining the amount of any such award, including one or more of the factors shown in Exhibit A of the Agreement. All such RSU grants shall otherwise be made subject to the terms of the Company’s standard Executive Performance RSU Agreement and the 2014 LTIP, including a vesting schedule that provides for vesting of one-third of the granted Look-Back RSUs after the first thirteen month anniversary of the grant determination date, one-third after the second twelve month grant anniversary date and one-third after the third twelve month grant anniversary date.

Revenue Growth RSUs: Each Participant has the opportunity to earn a targeted amount of RSUs (Revenue Growth RSUs) to be granted dependent upon the Company’s revenue performance over a two-year period. During a two-year measurement period commencing effective January 1st in the calendar year in which the applicable Agreement is executed and ending on December 31st of the following calendar year, the Company’s revenues will be measured against a peer group of companies selected by the Committee with input by the Committee’s independent compensation consultant (Peer Group Companies). As soon as practicable after the Peer Group Companies have reported their revenue growth for the two-year period, the Committee shall compare the Company’s revenue growth for such period with that of the Peer Group Companies. The Committee will evaluate the Company’s ranking of revenue growth performance in light of those rankings and shall approve a grant to the Participant of a number of Revenue Growth RSUs as determined by that ranking as shown in the Performance Ranking table below. All such RSU grants shall otherwise be made subject to the terms of the Company’s standard Executive Performance RSU Agreement and the 2014 LTIP, including a vesting schedule that provides that two-thirds of the granted RSUs will vest immediately on the grant determination date, and the remaining one-third one year after the grant determination date.

	Performance Ranking Table
	Fourth Quartile of Peer Group Companies (Lowest)	Third Quartile of Peer Group Companies	Second Quartile of Peer Group Companies	First Quartile of Peer Group Companies
Percentage of Target RSU Amount to be Granted	0%	50%	100%	150%

TSR Performance RSUs: Each Participant has the opportunity to earn a targeted amount of RSUs (TSR Performance RSUs) to be granted dependent upon the Company’s performance over a two-year period measured in terms of the Company’s total return to stockholders per share of stock (TSR). During a two-year measurement period commencing effective January 1st in the calendar year in which the applicable Agreement is executed and ending on December 31st of the following calendar year, the Company’s TSR performance will be measured against the TSR performance of the Peer Group Companies. As soon as practicable after the TSR performance for the two-year measurement period is readily available, the Committee shall compare the Company’s TSR performance for such period with that of the Peer Group Companies. The Committee will evaluate the Company’s TSR performance in light of those rankings and shall approve a grant to the Participant a number of TSR Performance RSUs as determined by that ranking as shown in the Performance Ranking table above. All such RSU grants shall otherwise be made subject to the terms of the Company’s standard Executive Performance RSU Agreement and the 2014 LTIP, including a vesting schedule that provides that two-thirds of the granted RSUs will vest immediately on the grant determination date, and one-third one year after the grant determination date.

Target RSU Amounts Established:

In March of 2015 and March of 2016, respectively, the Committee established target RSU amounts for each Participant as shown in the following Target RSU Table:

Target RSU Table

Name	Year	Target Look-Back RSUs*(1)	Target Revenue Growth RSUs*	Target TSR Performance RSUs*
Vincent J. Arnone	2016	53,333	53,333	53,333
President and Chief Executive Officer	2015	45,000	45,000	45,000
Douglas G. Bailey	2016	26,666	26,666	26,666
Executive Chairman	2015	24,000	24,000	24,000
David S. Collins	2016	26,666	26,666	26,666
Senior Vice President, Chief Financial Officer and Treasurer	2015	24,000	24,000	24,000
Albert G. Grigonis	2016	26,666	26,666	26,666
Senior Vice President, General Counsel and Secretary	2015	24,000	24,000	24,000
Robert E. Puissant	2016	—	—	—
Senior Vice President, Fuel Conversion Marketing	2015	15,000	15,000	15,000

2015 Total Aggregate Pool of Target RSUs		132,000	132,000	132,000
2016 Total Aggregate Pool of Target RSUs		133,331	133,331	133,331

*	The total aggregate amount of RSUs shown for each year for each category represents the total aggregate target amount of RSUs available for grant to all of the Participants for the year shown. The actual total aggregate amount of RSUs granted for each category can range from 0% to 150% of the target amounts as shown in the Performance Ranking Table above.

(1)	Effective March 1, 2016, after reviewing the Company’s 2015 performance and each Participant’s performance in 2015 as described under the caption Summary of NEO Compensation below, the Committee, in its discretion, voted to award actual Look-Back RSUs to each Participant under each Participant’s 2015 Agreement as follows: Mr. Arnone was granted 27,000 RSUs, Messrs. Bailey, Collins, and Grigonis were each granted 14,400 RSUs and Mr. Puissant was granted 9,000 RSUs. The 2015 total aggregate actual amount of Look-Back RSUs granted to all Participants represented 60% of the available 2015 total aggregate target amount of Look-Back RSUs available.

Post Agreement Effective Date Event Treatment:

For Executive Performance RSU Award Agreements issued to Participants under the FTIP:

In the event of a Participant’s termination, vested and unvested Look-Back RSUs, Revenue Growth RSUs and TSR Performance RSUs that have been granted will be treated as follows: if the termination is for cause, all such vested and unvested RSUs will be forfeited; if the termination is for death or total disability, all such unvested RSUs will vest; and if the termination is for any other reason, all such unvested RSUs will be forfeited.

In the event of a Participant’s termination before the grant determination date, Look-Back RSUs, Revenue Growth RSUs and TSR Performance RSUs will be granted as follows: In the case of Look-Back RSUs, and the termination is due to death or total disability, the Committee shall determine to award none, some or all of the Target Look-Back RSUs; if the termination is for any other reason, no Look-Back RSUs will be awarded. In the case of Revenue Growth RSUs and TSR Performance RSUs, and the termination is by the Company without cause, or for death or total disability, the Committee will award a number of Revenue Growth RSUs and TSR Performance RSUs based on the percentage of target grants that would have been earned at the date of the termination, pro-rated based on the number of months of employment completed by the Participant in the measurement period, divided by 36. In the case of Revenue Growth RSUs and TSR Performance RSUs, and the termination is for any other reason, no such RSUs will be awarded.

Unvested Look-Back RSUs, Revenue Growth RSUs and TSR Performance RSUs that have been granted under the Agreement will vest upon a change-in-control (as defined in the Agreement), unless the Company is the surviving entity or the surviving entity effectively assumes the unvested RSUs. If, however, these RSUs do not vest upon a change-in-control, but the Participant is terminated without cause, or the Participant terminates for good reason (as defined in the Agreement) or for death or disability within two years of the change-in-control, then the RSUs will nonetheless vest.

Look-Back RSUs, Revenue Growth RSUs and TSR Performance RSUs may be granted, and will be granted, in the event of a change-in-control before the grant determination date, as follows: In the case of Look-Back RSUs, the Committee shall determine to award none, some or all of the Target Look-Back RSUs, and whether to accelerate the vesting of those Look-Back RSUs it so awards. In the case of Revenue Growth RSUs and TSR Performance RSUs, the Committee shall determine to award none, some or all of the Target Revenue Growth RSUs and Target TSR Performance RSUs and whether to accelerate the vesting of those Revenue Growth RSUs and TSR Performance RSUs it so awards. In the case of Revenue Growth RSUs and TSR Performance RSUs, however, the Committee must award a minimum number of Revenue Growth RSUs and TSR Performance RSUs. This minimum number is based on the percentage of target grants that would have been earned at the date of the change-in-control, pro-rated based on the number of months of employment completed by the participant in the measurement period, divided by 36.

For Executive Performance RSU Award Agreements issued to Participants under the 2014 LTIP:

Executive performance RSUs granted in 2016 were awarded under Executive Performance RSU Award Agreements issued to Participants under the 2014 LTIP. Generally, as to post award agreement effective date event treatment, executive performance RSU awards under the 2016 Agreements are treated in the same manner as executive performance RSUs awarded under executive performance RSU award agreements issued under the FTIP as described above, except that the 2014 LTIP definition of “change-in-control” which is described in the Long-Term Incentives section above applies.

Material Compensation Actions

As of February 24, 2016, the Committee took the following actions:

•	Determined there would be no payout under the 2015 EOIP as further described above.

•	Determined there would be no profit sharing contribution to the Company’s 401(k) plan.

•	Approved a modified list of companies to constitute the Peer Group of companies for 2016 as more particularly described in the Use of Peer Groups section below.

As of March 1, 2016, the Committee and/or Board, as applicable, took the following actions:

•	Approved awarding Look-Back RSUs under their 2015 Executive Performance RSU Award Agreements to Messrs. Arnone, Bailey, Collins, Grigonis and Puissant, each an NEO, the actual amount of Look-Back RSUs described in the footnotes to the Target RSU Amounts Established Table above and the Summary of NEO Compensation section below.

•	For Messrs. Bailey, Arnone, Collins, and Grigonis, each an NEO, the Committee approved a form of 2016 Executive Performance RSU Award Agreement, the Company entering into that agreement with each of those NEOs, and the establishment of 2016 target RSU award amounts for each of those NEOs under those agreements (See the Executive Performance RSU Long-Term Incentive discussion in the Long-Term Incentives portion of the Compensation Elements section above).

•	Upon the recommendation of the Compensation Committee, the Board approved an annualized salary for Mr. Bailey, as Executive Chairman, of $350,000, with effect on March 1, 2016 to be prorated from that date through the end of 2016.

•	Approved the 2016 EOIP as further described above.

As of March 21, 2016, the Committee took the following actions:

•	Approved the Company’s Senior Vice President, Fuel Conversion Marketing participation in the 2016 CIP as further described above in the section captioned Corporate Incentive Plan.

•	Recommended to the Board of Directors for ratification by the Board of Directors, that the base salary for the Company’s Senior Vice President, Fuel Conversion Marketing equal $270,000 per annum (prorated through the end of 2016).

•	The Committee, approved awarding Revenue and TSR performance RSUs under their 2014 Executive Performance RSU Award Agreements with the Company to Messrs. Arnone, Bailey, Collins, Grigonis and Puissant, based on the Revenue and TSR quartile performance of the Company against that of its 2014 Peer Group of companies as generally described in the Executive Performance RSU Long-Term Incentive discussion in the Long-Term Incentives portion of the Compensation Elements section above and more particularly set forth in the previously disclosed 2014 Executive Performance RSU Award Agreement. Those approved awards are shown in the table below.

Name(1)	Performance Period	Target Revenue Growth RSUs	Quartile Performance Rating(1)	Actual Revenue Growth RSUs Granted(2)	Target TSR Performance RSUs	Quartile Performance Rating(1)	Actual TSR Performance RSUs Granted(1,2)
Vincent J. Arnone	2014-2015	17,600	4th (0%)	—	17,600	3rd (50%)	8,800
President and Chief Executive Officer
Douglas G. Bailey	2014-2015	24,000	4th (0%)	—	24,000	3rd (50%)	12,000
Executive Chairman
David S. Collins	2014-2015	12,800	4th (0%)	—	12,800	3rd (50%)	6,400
Senior Vice President, Chief Financial Officer and Treasurer
Albert G. Grigonis	2014-2015	12,800	4th (0%)	—	12,800	3rd (50%)	6,400
Senior Vice President, General Counsel and Secretary
Robert E. Puissant	2014-2015	12,800	4th (0%)	—	12,800	3rd (50%)	6,400
Senior Vice President, Fuel Conversion Marketing	2014-2015

(1)	The applicable quartile performance rating was determined using the methodology explained under the heading “Executive Performance RSU Long-Term Incentive”above.
(2)	For all Revenue Growth RSUs and TSR Performance RSUs actually granted, two-thirds of the granted RSUs will vest immediately on the grant determination date, and the remaining one-third one year after the grant determination date.

The Role of Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”.) At the Company’s annual meeting of stockholders held on May 22, 2015, 95% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Compensation Committee evaluated these results and concluded that this vote reflected our stockholders’ support of the Company’s approach to executive compensation. Accordingly, in 2016, the Company did not change its approach to executive compensation or make any significant changes to its executive compensation programs based on stockholder feedback. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Benchmarking, Consultants and the Use of Peer Groups

Fuel Tech has from time to time made use of the services of Frederick W. Cook & Co., Inc. (Cook), a compensation consultant, to address matters of compensation and benefits, and to identify peer group companies based on industry, markets and size. Fuel Tech recognizes that compensation practices must be competitive in the marketplace and marketplace information is one of the many factors that are considered in assessing the reasonableness of compensation programs. The Compensation Committee retains the discretion to make all final decisions relative to matters of compensation and benefits.

The Committee engaged in benchmarking for its NEOs based on the use of 2016 data from the peer group of companies shown below. The overall compensation programs for the Company’s NEOs are designed to reward achievement of performance and to attract, retain, and motivate them in an increasingly competitive talent market. The Committee examined compensation data for the peer group of companies shown below to stay current with market pay practices and trends and to understand the competitiveness of our overall executive compensation programs and their various elements. The Committee used this benchmarking data for informational purposes. It does not formulaically target a specific percentile or make significant compensation decisions based on market data or peer group benchmarking data alone, which avoids a “ratcheting up” impact. The Committee uses performance as a primary driver of compensation levels.

The peer group of companies listed below was chosen due to their inclusion in the clean technology or alternative energy industries segment and, for some, common listing in certain third-party clean technology indices that also include Fuel Tech, which indices consider market capitalization, revenues and company size as factors.

Active Power, Inc.	FuelCell Energy, Inc.
American Superconductor Corporation	Maxwell Technologies, Inc.
Amtech Systems, Inc.	Orion Energy Systems, Inc.
Ballard Systems Inc.	Ovivo Inc.
Capstone Turbine Corporation	Plug Power Inc.
Ceco Environmental Corp.	Power Integrations, Inc.
Codexis, Inc.	Quantum Fuel Systems Technologies Worldwide, Inc.
Consolidated Water Co. Ltd.	Solazyme, Inc.

As described above, from time to time, the Committee may supplement its business judgment pertaining to its consideration of Fuel Tech compensation matters, including salary amounts, short-term and long-term incentive plan minimum and incremental payout thresholds and targets, with a variety of market information obtained from a number of different sources including, among other things, the Committee’s general knowledge regarding compensation matters, information from one or more independent compensation consultants, peer company data, benchmarking related to that data, information obtained from independent search firms, available shares under the Company’s 2014 LTIP, historical and current Fuel Tech compensation data, and historical, current and projected industry and Fuel Tech financial operational performance data and trends.

Ownership Guidelines

Fuel Tech does not have a stock ownership policy for its executive officers.

Hedging and Insider Trading Policies

Fuel Tech does not have a formal policy on hedging. Fuel Tech does prohibit all employees from speculating in Fuel Tech securities, which includes, but is not limited to: short selling; and the purchase and sale or sale and purchase, in non-exempt transactions, of Common Stock within periods of less than six months. Fuel Tech prohibits trading in Common Stock during closed periods from the end of a quarterly period until the third day following the announcement of earnings for that quarterly period.

Equity Grant Practices

As discussed in the Long-Term Incentives portion of the Compensation Elements section above, long-term incentives in the form of stock options or RSUs have been issued by Fuel Tech previously under the FTIP and currently under the 2014 LTIP in accordance with compensation policy as determined by the Committee from time to time.

Under current policy, based on the level of the employee position, new employee stock options or RSUs or some combination thereof may be granted at the first Committee meeting following employment. However, from time to time, an option or RSU award may be authorized by the Committee to be granted and effective on a specified date or event, such as on the first date of employment or after a performance measurement time period. The price of all options granted is the mean of the high and low stock prices reported on the NASDAQ Stock Market, Inc. for the effective date of grant. Also, under the current policies of the Committee: all employees’ options have a term of ten years and are subject to a four-year vesting schedule as follows: 50% of the options vest two years from the grant date and 25% vest on each subsequent year on that date. Vesting of an RSU award (RSU Award) is controlled by the terms of the vesting schedule in the RSU Award Agreement. Vesting can vary from RSU Award to RSU Award, and may be based on the passage of time, the achievement of pre-determined performance criteria or any combination of the foregoing. For time-vested RSUs, granted after March 2012, the Company’s typical vesting schedule is one-third of the RSU Award after one year, one-third after the second year, and one-third after the third year. Depending on the circumstances, the Company may use a different vesting schedule whether for time-vested RSUs or other RSU Awards.

The Committee may grant options or RSU’s to existing employees on a periodic basis based on the level of the employee position and as well as certain of the factors or performance measurement factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above. While there are no mandatory levels established for the quantity of options or RSUs to be granted, Fuel Tech has used historical practice and employee job level as two of the factors it considers.

Retirement Benefits

Fuel Tech has no defined benefit pension plan. Fuel Tech has a 401(k) Plan covering substantially all employees. The 401(k) Plan is an important factor in attracting and retaining employees as it provides an opportunity to accumulate retirement funds. Fuel Tech’s 401(k) Plan currently provides for annual deferral of up to $18,000 for individuals until age 50, $24,000 for individuals 50 and older, or as allowed by the Internal Revenue Code.

Fuel Tech annually matches 50% of employee contributions up to 6% of the employee’s salary, or a maximum annual match of $7,650. Fuel Tech may also make discretionary profit sharing contributions to the 401(k) Plan on an annual basis. Matching and profit sharing contributions vest over a three-year period.

Welfare Benefits

In order to attract and retain employees, Fuel Tech provides certain welfare benefit plans to its employees, which include medical and dental insurance benefits, group term life insurance, voluntary life and accidental death and dismemberment insurance and personal accident insurance. These benefits are not provided to non-employee directors.

Employment Agreements; Potential Payments Upon Termination or Change-in-Control

Messrs. Arnone, Bailey, Collins, Grigonis and Puissant are each party to an employment agreement with Fuel Tech effective as follows: September 20, 2010 for Mr. Arnone; April 1, 2010 for Mr. Bailey; August 2, 2010 for Mr. Collins; July 14, 2003 for Mr. Grigonis; and August 31, 2009, for Mr. Puissant. These agreements are for indefinite terms, for disclosure and assignment of inventions to Fuel Tech, protection of Fuel Tech proprietary data, covenants against certain competition and arbitration of disputes. These employment agreements are for terms of employment “at will” and do not provide for severance payments. Under the agreements for Messrs. Arnone, Bailey, Collins, and Puissant however, each of them is entitled to continuation of base salary and benefits, and incentive bonus amounts earned under the applicable short-term incentive plan for the year of termination, for up to one year or sooner on finding comparable employment, after involuntary termination not for cause within one year of a “change-in-control” as described in the table below.

The following table quantifies potential payments that could be made to NEOs under various circumstances involving termination or change-in-control assuming such event occurred on December 31, 2015:

Named Executive Officer	Termination Event(1)	Base Salary(2)($)	Bonus(3)($)	Value of Awarded RSUs(4)($)	Value of Awarded Options(5)($)	Benefits(6)($)	Total($)
Vincent J. Arnone	Change-in-Control	—	—	398,034	—	—	398,034
	Termination without Cause within 1 year of Change-in-Control	425,000	—	—	—	16,003	441,003

Douglas G. Bailey	Change-in- Control	—	—	325,760	—	—	325,760
	Termination without Cause within 1 year of Change-in-Control	400,000	—	—	—	22,900	422,900

David S. Collins	Change-in- Control	—	—	235,796	—	—	235,796
	Termination without Cause within 1 year of Change-in-Control	290,000	—	—	—	20,120	310,120

Albert G. Grigonis	Change-in- Control	—	—	231,260	—	—	231,260
	Termination without Cause within 1 year of Change-in-Control	—	—	—	—	—	—

Robert E. Puissant	Change-in-Control	—	—	177,509	—	—	177,509
	Termination without Cause within 1 year of Change-in-Control	300,000	—	—	—	28,065	328,065

(1)	No payments are due to any Named Executive Officer upon a termination of employment for any other reason.
(2)	Assumes annual base salaries in effect as of January 1, 2016. In the event of a termination of employment without Cause within one year of a change-in-control, each of Messrs. Arnone, Bailey, Collins and Puissant is entitled to continuation of base salary and benefits for up to the earlier of one year after such termination or until such officer attains comparable employment with an equivalent salary. For illustrative purposes, a full year of base salary for each of Messrs. Arnone, Bailey, Collins and Puissant is shown.
(3)	Amounts shown (a) assume a termination date of December 31, 2015, and (b) reflect the fact that no Named Executive Officer earned any incentive compensation under the EOIP in 2015.
(4)	Amounts shown represent value of all unvested RSUs outstanding at December 31, 2015 determined by using the closing price of the Company’s Common Stock on the Nasdaq Stock Market on such date, which was $1.89 per share.
(5)	Messrs. Arnone, Bailey, Grigonis and Puissant hold stock options in the amounts of 40,000, 30,000, 20,000 and 40,000, respectively, which are not included in the amounts above. Although such options would immediately vest upon a change-of-control, no value has been attributed to such amounts because the exercise price of each such unvested option is higher than $1.89 per share, the closing price of the Company’s Common Stock on the Nasdaq Stock Market on December 31, 2015.
(6)	Assumes benefits paid at 2015 levels.

Indemnification and Insurance

Under the Fuel Tech Certificate of Incorporation and the terms of individual indemnity agreements with the Company’s directors and officers, indemnification is afforded Fuel Tech’s directors and officers to the fullest extent permitted by Delaware law. Such indemnification also includes payment of any costs that an indemnitee incurs because of claims against the indemnitee and provides for advancement to the indemnitee of those costs, including legal fees. Fuel Tech is not, however, obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee’s actions were in the best interests of Fuel Tech, or, in the case of a settlement of a claim, such determination is made by the Board.

Fuel Tech carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for this policy is $174,774.

No payments have been made for such indemnification to any past or present director or officer by Fuel Tech or under any insurance policy.

Compensation Recovery Policies

Fuel Tech’s Board maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer, if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002. If the Board determines that circumstances warrant, Fuel Tech will seek to recover appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Tax Deductibility of Executive Compensation

Fuel Tech reviews and considers the deductibility of executive compensation under the requirements of Internal Revenue Code Section 162(m), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the Company’s incentive plans is generally fully deductible for federal income tax purposes.

Accounting for Equity-Based Compensation

On January 1, 2006, Fuel Tech began accounting for the equity-based compensation issued under the FTIP in accordance with the requirements of FASB ASC Topic No. 718. Fuel Tech accounting for equity-based compensation under the 2014 LTIP also is in accordance with the requirements of FASB ASC Topic No. 718.

Summary of NEO Compensation

It has been Fuel Tech’s practice that overall NEO compensation consists of three primary elements: base salary, a short-term incentive plan based on financial performance (whether under an EOIP, a CIP or a sales commission plan, as applicable), and long-term incentives. Those primary elements of compensation paid by Fuel Tech to its NEOs are reflected in the following chart.

The Committee determined the amounts to be paid to each NEO for fiscal 2015 as follows:

•	Vincent J. Arnone, President, and Chief Executive Officer: From January 1, 2015 through March 31, 2015, Mr. Arnone was Executive Vice President, Chief Operating Officer. On April 1, 2015, the Board appointed Mr. Arnone as Fuel Tech’s President and Chief Executive Officer (CEO) Mr. Arnone’s compensation for 2015 consisted primarily of the following:

•	Base Salary: From January 1, 2015 through March 31, 2015, Mr. Arnone’s annualized base salary was $345,000. In connection with his appointment as CEO on April 1, 2015, Mr. Arnone’s annualized salary on that date (prorated for the remainder of 2015), became $425,000.

•	Short-Term Incentives: Mr. Arnone earned no payout under the 2015 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives:

•	In connection with Mr. Arnone’s appointment to President and Chief Executive Officer on April 1, 2015, the Compensation Committee approved a grant to Mr. Arnone of 75,000 time vested restricted stock units with a grant date of April 1, 2015, pursuant to the terms and conditions of the 2014 LTIP and the Company’s standard time vested RSU Award Agreement under the 2014 LTIP except that the share distribution deferral provisions were removed from the award agreement. Such grant included a vesting schedule that provided for vesting of one-third of the granted RSUs on the grant date, one-third on the first anniversary of the grant date and the remaining one-third vesting on the second anniversary of the grant date.

•	Look-Back RSUs: Pursuant to a 2015 Executive Performance RSU Award Agreement previously entered into between Mr. Arnone and the Company, effective March 1, 2016, the Committee, in its discretion, approved a grant of 27,000 Look-Back RSUs to Mr. Arnone in light of his continuing leadership contribution to the Company’s strategic expansion of its international operations, his expanded executive duties as CEO, his leadership contribution to the Company’s significant business success in the United Kingdom, retention considerations, as well as certain of the Equity Award Factors set forth in that agreement.

•

Revenue and TSR Performance RSUs: Effective March 21, 2016, under his 2014 Executive Performance RSU Award Agreement with the Company, the Committee approved awarding no actual Revenue performance RSUs and 8,800 actual TSR performance RSUs to Mr. Arnone based on the Revenue and TSR quartile performance of the Company against that of its 2015 Peer Group of companies during the 2014-2015 performance period, all as further described in the table set forth in the Material Compensation Actions section above.

•	Douglas G. Bailey, Executive Chairman: From January 1, 2015 through March 31, 2015, Mr. Bailey was Chairman and Chief Executive Officer. On April 1, 2015, the Board appointed Mr. Bailey as Executive Chairman. Mr. Bailey’s compensation for 2015 consisted primarily of the following:

•	Base Salary: From January 1, 2015 through March 31, 2015, Mr. Bailey’s annualized base salary was $450,000. In connection with his appointment as Executive Chairman on April 1, 2015, Mr. Bailey’s annualized salary on that date (prorated for the remainder of 2015), became $400,000. With effect on March 1, 2016, Mr. Bailey’s annualized salary became $350,000 (prorated for the remainder of 2016).

•	Short-Term Incentives: Mr. Bailey earned no payout under the 2015 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives:

•	Look-Back RSUs: Pursuant to a 2015 Executive Performance RSU Award Agreement previously entered into between Mr. Bailey and the Company, effective March 1, 2016, the Committee approved a grant of 14,400 Look-Back RSUs to Mr. Bailey in light of his leadership in the Company’s execution of its executive succession plan, his leadership in the development of the Company’s Fuel Conversion business segment, retention considerations, as well as certain of the Equity Award Factors set forth in that agreement.

•	Revenue and TSR Performance RSUs: Effective March 21, 2016, under his 2014 Executive Performance RSU Award Agreement with the Company, the Committee approved awarding no actual Revenue performance RSUs and 12,000 actual TSR performance RSUs to Mr. Bailey based on the Revenue and TSR quartile performance of the Company against that of its 2014 Peer Group of companies during the 2014-2015 performance period, all as further described in the table set forth in the Material Compensation Actions section above.

•	David S. Collins, Senior Vice President, Chief Financial Officer and Treasurer: Mr. Collins’s compensation for 2015 consisted primarily of the following:

•	Base Salary: Since March 1, 2012, Mr. Collins’ annualized base salary has remained at $290,000.

•	Short-Term Incentives: Mr. Collins earned no payout under the 2015 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives:

•	Look-Back RSUs: Pursuant to a 2015 Executive Performance RSU Award Agreement previously entered into between Mr. Collins and the Company, effective March 1, 2016, the Committee approved a grant of 14,400 Look-Back RSUs to Mr. Collins in light of his continued financial leadership, implementation of the Company’s new accounting system, improved financial performance in international markets, retention considerations, as well as certain of the Equity Award Factors set forth in that agreement.

•	Revenue and TSR Performance RSUs: Effective March 21, 2016, under his 2014 Executive Performance RSU Award Agreement with the Company, the Committee approved awarding no actual Revenue performance RSUs and 6,400 actual TSR performance RSUs to Mr. Collins based on the Revenue and TSR quartile performance of the Company against that of its 2014 Peer Group of companies during the 2014-2015 performance period, all as further described in the table set forth in the Material Compensation Actions section above.

•	Albert G. Grigonis, Senior Vice President, General Counsel and Secretary: Mr. Grigonis’ compensation for 2015 consisted primarily of the following:

•	Base Salary: Since March 1, 2012, Mr. Grigonis’ annualized base salary has remained at $262,500.

•	Short-Term Incentives: Mr. Grigonis earned no payout under the 2015 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives:

•	Look-Back RSUs: Pursuant to a 2015 Executive Performance RSU Award Agreement previously entered into between Mr. Grigonis and the Company, effective March 1, 2016, the Committee approved a grant of 14,400 Look-Back RSUs to Mr. Grigonis in light of his leadership of the ongoing legal support for the Company’s strategic initiatives and corporate governance functions including Board and Board committee operations, his particular ongoing support in the development of the Company’s Fuel Conversion segment, retention considerations, as well as certain of the Equity Award Factors set forth in that agreement.

•	Revenue and TSR Performance RSUs: Effective March 21, 2016, under his 2014 Executive Performance RSU Award Agreement with the Company, the Committee approved awarding no actual Revenue performance RSUs and 6,400 actual TSR performance RSUs to Mr. Grigonis based on the Revenue and TSR quartile performance of the Company against that of its 2014 Peer Group of companies during the 2014-2015 performance period, all as further described in the table set forth in the Material Compensation Actions section above.

•	Robert E. Puissant, Senior Vice President, Fuel Conversion Marketing: From January 1, 2015 through March 31, 2015, Mr. Puissant was Executive Vice President, Marketing and Sales. On April 1, 2015, the Board appointed Mr. Puissant as Senior Vice President, Fuel Conversion Marketing. Mr. Puissant’s compensation for 2015 consisted primarily of the following:

•	Base Salary: From January 1, 2015 through March 31, 2015, Mr. Puissant’s annualized base salary was $335,000. In connection with his appointment as Senior Vice President, Fuel Conversion Marketing on April 1, 2015, Mr. Puissant’s annualized salary on that date (prorated for the remainder of 2015), became $300,000. With effect on March 16, 2016, Mr. Puissant’s annualized salary became $270,000 (pro rated for the remainder of 2016).

•	Short-Term Incentives: Mr. Puissant earned no payout under the 2015 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives:

•	Look-Back RSUs: Pursuant to a 2015 Executive Performance RSU Award Agreement previously entered into between Mr. Puissant and the Company, effective March 1, 2016, the Committee approved a grant of 9,000 Look-Back RSUs to Mr. Puissant in light of his efforts in identifying potential customers for Fuel Conversion products, retention considerations, as well as certain of the Equity Award Factors set forth in that agreement.

•	Revenue and TSR Performance RSUs: Effective March 21, 2016, under his 2014 Executive Performance RSU Award Agreement with the Company, the Committee approved awarding no actual Revenue performance RSUs and 6,400 actual TSR performance RSUs to Mr. Puissant based on the Revenue and TSR quartile performance of the Company against that of its 2014 Peer Group of companies during the 2014-2015 performance period, all as further described in the table set forth in the Material Compensation Actions section above.

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning fiscal years 2015, 2014 and 2013 compensation awarded to, earned by or paid in all capacities to the “Named Executive Officers,” who are the President and Chief Executive Officer, Treasurer and Chief Financial Officer, and each of the three most highly compensated officers other than the President and Chief Executive Officer or the Treasurer and Chief Financial Officer, whose total compensation exceeded $100,000.

(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Name & Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Vincent J. Arnone	2015	405,000	661,425	—	—	16,003	1,082,428
President and Chief Executive Officer	2014	345,000	275,968	—	—	15,138	636,106
	2013	345,000	336,480	—	95,398	14,356	791,234

Douglas G. Bailey	2015	412,500	228,960	—	—
Executive Chairman	2014	450,000	376,320	—	—	21,622	847,942
	2013	450,000	588,840	—	166,946	20,143	1,225,929

David C. Collins	2015	290,000	228,960	—	—	20,120	539,080
Senior Vice President, Treasurer and Chief Financial Officer	2014	290,000	200,704	—	—	19,050	509,754
	2013	290,000	252,360	—	71,548	16,659	630,567

Albert G. Grigonis	2015	265,000	228,960	—	—	28,036	521,996
Senior Vice President, General Counsel and Secretary	2014	265,000	200,704	—	—	26,307	492,011
	2013	265,000	252,360	—	71,548	24,309	613,217

Robert E. Puissant	2015	308,750	143,100	—	—	28,065	479,915
Senior Vice President, Fuel Conversion Marketing	2014	335,000	200,704	—	—	27,024	562,728
	2013	335,000	252,360	—	71,548	24,309	683,557

(1)	The amounts in these columns reflect stock and option awards that were granted in 2015, 2014, and 2013. The amounts represent the aggregate grant date fair value of awards granted in each respective year computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of forfeitures (see footnote 8 to the financial statements in our annual report on Form 10-K for a further discussion of the accounting for stock awards). The Look-Back, Revenue and TSR RSUs associated with our long-term incentive plan are included in stock awards at the service inception date, even though they will not be granted until future years. For 2015 and 2014, the maximum value of outstanding stock awards subject to performance conditions exceeded the amount computed in accordance with accounting standards, and are for Mr. Arnone $797,775 and $365,000, for Mr. Bailey $301,680 and $497,000, for Mr. Collins $301,680 and $265,000, for Mr. Grigonis $301,680 and $265,000, and for Mr. Puissant $188,550 and 265,000, respectively. See the Grants of Plan-Based Awards table below for further information on awards made in 2015.
(2)	The amounts in this column include cash bonuses.
(3)	“All Other Compensation” includes for each of the Named Executive Officers, matching contributions and profit sharing allocations to the Fuel Tech 401(k) Plan; expense for life, accidental death and dismemberment and long-term disability insurance.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

TO NAMED EXECUTIVE OFFICERS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Closing Price per Share ($/Sh) on Grant Date (k)	Grant Date Fair Value of Stock Option and Other Stock Awards($) (2)(l)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Vincent J. Arnone	3/26/15	30,600	61,200	176,800	45,000	135,000	202,500	3.03	429,300
Douglas G. Bailey	3/26/15	16,200	32,400	93,600	24,000	72,000	108,000	3.03	228,960
David S. Collins	3/26/15	16,200	32,400	93,600	24,000	72,000	108,000	3.03	228,960
Albert G. Grigonis	3/26/15	16,200	32,400	93,600	24,000	72,000	108,000	3.03	228,960
Robert E. Puissant	3/26/15	10,800	21,600	62,400	15,000	45,000	67,500	3.03	143,100

(1)	The Registrant’s 2015 EOIP was adopted by the Compensation Committee, effective March 26, 2015. As previously discussed, the Registrant failed to achieve the minimum performance threshold for Adjusted EBITDA, and accordingly, no payouts were made under the 2015 EOIP. As described in the Executive Officer Incentive Plan portion of the Compensation Elements section above, if a minimum performance threshold for Adjusted EBITDA had been achieved in 2015, an amount would be paid based on three factors, with a minimum amount of 1.00% of Adjusted EBITDA and a maximum amount of 4.00% of Adjusted EBITDA. The EOIP does not have a performance “target” or a determinable amount payable if the target is met. Amounts in columns (c), (d) and (e) are representative amounts based on the amount payable if the minimum performance threshold for Adjusted EBITDA was achieved (1.00% of $9.0 million in Adjusted EBITDA), the amount payable if the minimum threshold for all three factors were achieved (2.00% of Adjusted EBITDA), and the maximum amount payable if the “caps” for all three factors were achieved (4.00% of $13.0 million in Adjusted EBITDA).
(2)	Amounts shown represent the targeted number of Look-Back, Revenue, and TSR RSUs established under the 2015 Executive Performance RSU Award Agreements between the Company and each of the NEOs listed above. These RSUs are deemed for reporting purposes to have a grant date of March 26, 2015 even though they will not be granted, if at all, until 2016 or 2018, depending on the type of award. All Look-Back RSUs vest one-third thirteen months after the grant determination date, one-third after the second anniversary of the grant determination date and the remaining one-third after the third anniversary date. The Revenue and TSR RSUs each vest two-thirds immediately on the grant determination date with the remaining one-third vesting after the first anniversary date of the grant determination date as discussed under the heading Executive Performance RSU Long-Term Incentive under the Compensation Elements section above.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

FOR NAMED EXECUTIVE OFFICERS

	Option Exercises and Stock Vested Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Vincent J. Arnone	—	—	53,867	165,933
Douglas G. Bailey	—	—	40,694	126,151
David S. Collins	—	—	22,187	68,262
Albert G. Grigonis	—	—	10,562	28,234
Robert E. Puissant	—	—	20,267	65,521

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

FOR NAMED EXECUTIVE OFFICERS

For each of the options described below, the option expiration date is the 10th anniversary of the grant date; each of these options vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. See the text under the caption “Equity Grant Practices” in the Compensation Discussion and Analysis above.

	Option Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Vincent J. Arnone	40,000		6.10	09/20/2020
President and Chief Executive Officer
Douglas G. Bailey	10,000		25.49	12/07/2016
Executive Chairman	10,000		17.82	03/07/2018
	10,000		10.20	05/20/2019
David S. Collins	—		—	—
Senior Vice President, Chief Financial Officer and Treasurer
Albert G. Grigonis	20,000		10.20	05/20/2019
Senior Vice President, General Counsel and Secretary
Robert E. Puissant	40,000		10.15	08/31/2019
Senior Vice President, Fuel Conversion Marketing

At December 31, 2015, the following RSUs were outstanding. See the text under the caption Equity Grant Practices section in the Compensation Discussion and Analysis above.

(a)	(g)	(h)	(i)	(j)
Name	Number of Units of Stock That Have Not Vested (#)(1)	Market Value of Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(2)
Vincent J. Arnone	90,400	170,856	170,200	321,678
President and Chief Executive Officer
Douglas G. Bailey	52,360	98,960	120,000	226,800
Executive Chairman
David S. Collins	27,160	51,332	97,600	184,464
Senior Vice President, Chief Financial Officer and Treasurer
Albert G. Grigonis	24,760	46,796	97,600	184,464
Senior Vice President, General Counsel and Secretary
Robert E. Puissant	23,320	44,078	70,600	$133,434
Senior Vice President, Fuel Conversion Marketing

(1)	Amounts shown include the earned, unvested Common Stock to be issued in connection with the Look-Back, Revenue, and TSR RSUs granted in conjunction with the 2012, 2013 and 2014 Executive Performance RSU Award Agreements between the Company and each NEO as follows:

Name	Grant Year	Unvested Stock from Look-Back RSUs	Unvested Stock from TSR RSUs	Unvested Stock from Revenue RSUs
Vincent J. Arnone	2014	15,400	—	—
	2013	17,867	4,000	—
	2012	2,640	—	—
Douglas G. Bailey	2014	21,600	—	—
	2013	19,200	7,000	—
	2012	4,560	—	—
David S. Collins	2014	11,520	—	—
	2013	10,240	3,000	—
	2012	2,400	—	—
Albert G. Grigonis	2014	11,520	—	—
	2013	10,240	3,000	—
	2012	—	—	—
Robert E. Puissant	2014	11,520	—	—
	2013	6,400	3,000	—
	2012	2,400	—	—

All Look-Back RSUs vest one-third thirteen months after the grant determination date, one-third after the second anniversary date and one-third after the third anniversary date. All TSR Performance RSUs and Revenue RSUs vest two-thirds on the grant determination date and one-third after the first anniversary date of the grant determination date. For further detail, please see the discussion included under the heading Executive Performance RSU Long-Term Incentive under the Compensation Elements section above.

(2)	Market value reflects a per RSU value of $1.89, the closing price of Fuel Tech’s Common Stock on December 31, 2015.
(3)	Amounts shown include the following targeted number of Look-Back, Revenue, and TSR RSUs established in conjunction with the 2014 and 2015 Executive Performance RSU Award Agreements between the Company and each NEO as follows:

Name	Executive Performance Agreement Executed	Target Look-Back RSUs	Target TSR RSUs	Target Revenue RSUs
Vincent J. Arnone	2015	45,000	45,000	45,000
	2014	—	17,600	17,600
Douglas G. Bailey	2015	24,000	24,000	24,000
	2014	—	24,000	24,000
David S. Collins	2015	24,000	24,000	24,000
	2014	—	12,800	12,800
Albert G. Grigonis	2015	24,000	24,000	24,000
	2014	—	12,800	12,800
Robert E. Puissant	2015	15,000	15,000	15,000
	2014	—	12,800	12,800

All Target Look-Back RSUs, to the extent actually granted, vest one-third thirteen months after the grant determination date, one-third after the second anniversary date and one-third after the third anniversary date. All Target TSR Performance RSUs and Target Revenue RSUs, to the extent actually granted, vest two-

thirds on the grant determination date and one-third after the first anniversary date of the grant determination date. For further detail, please see the discussion included under the heading Executive Performance RSU Long-Term Incentive under the Compensation Elements section above.

AGENDA ITEM NO. 2 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 5, 2015, the Audit Committee approved the appointment of RSM US LLP (RSM) f/k/a McGladrey LLP as Fuel Tech’s independent registered accounting firm for the year ending December 31, 2015. We are asking you to ratify that appointment. RSM has served in this capacity since its July 2010 appointment and has become knowledgeable about Fuel Tech’s operations and accounting practices and is well qualified to act in the capacity of independent registered accountants. In making the appointment, the Audit Committee reviewed RSM’s performance along with its reputation for integrity, overall competence in accounting and auditing and independence. Representatives of RSM will be present at the Annual Meeting and will have the opportunity to make a statement, if they wish to do so, and be available to respond to questions.

Audit Fees

Fees for professional services provided by RSM in each of the last two fiscal years by category were:

	2015($)	2014($)
Audit Fees	338,551	438,909
Audit-Related Fees	14,180	35,988
Tax Fees	—	—
All Other Fees	—	—
	352,731	474,897

Pre-Approval Policies and Procedures

Fuel Tech’s policy and procedure is that each engagement for an audit or non-audit service is approved in advance by the Audit Committee.

The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Board recommends a vote FOR this proposal.

Report of the Audit Committee

Management is primarily responsible for Fuel Tech’s internal controls and financial reporting. RSM US LLP (RSM) f/k/a McGladrey, LLP, Fuel Tech’s independent auditors, are responsible for performing independent audits of Fuel Tech’s consolidated financial statements and its internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board. These audits serve as the basis for RSM’s opinions included in annual reports to stockholders as to whether the financial statements fairly present, in all material respects, Fuel Tech’s financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles, whether management’s assessment of the effectiveness of Fuel Tech’s internal control over financial reporting is fairly stated in all material respects, and whether Fuel Tech’s internal control over financial reporting was effective. The Audit Committee (“Committee”) is responsible for the review and oversight of these processes.

Management has represented that Fuel Tech’s 2015 financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed with both management and RSM the 2015 financial statements, management’s report on internal control over financial reporting and RSM’s report on internal control over financial reporting. The Committee has also discussed with RSM the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Committee has received the written disclosures and correspondence from RSM required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has represented that RSM is independent from Fuel Tech. The Committee has discussed with RSM their independence and concluded that the provision of the services described above under the caption “Audit Fees” is compatible with maintaining their independence.

The Committee reviewed its charter and determined that no changes were required to the charter.

Based on the representations, reviews and discussions referred to above, the Committee recommended to the Board that Fuel Tech’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015 and filed with the Securities and Exchange Commission.

By the Audit Committee:

M. Espinosa, Chairman

      W.G. Gregory and D.L. Zeitler

AGENDA ITEM NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Fuel Tech is offering our stockholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for its NEOs. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for the Company’s NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that the primary elements of the Company’s executive compensation programs for Fuel Tech’s NEOs are based on a pay-for-performance structure, are well-aligned with the long-term interests of the Company’s stockholders, and are designed to attract, motivate, and retain NEOs who are critical to the success of Fuel Tech. Some of the features of the Company’s executive compensation programs that illustrate the Fuel Tech’s philosophy are:

•	By design, two of the three primary elements of each NEO’s overall compensation package are at-risk and are subject to the Company’s performance. As explained in detail in the Summary of NEO Compensation portion of the Compensation Discussion and Analysis section, in fiscal 2015, NEO incentive compensation, whether short-term or long-term, was determined based on the Company’s financial, operational or sales performance, or a combination of those factors.

•	Base salary and base salary increase decisions for Fuel Tech’s NEOs are typically in keeping with market pay data for comparable executive positions in companies from Fuel Tech’s established peer group (also see the discussion of the use of peer groups in the Benchmarking, Consultants and Use of Peer Groups section above). Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Both in design and application, the formal cash-based short-term incentive program for each of the Company’s NEOs is a pay-for-performance program.

•	Our stock option awards and RSU grant awards feature graduated vesting over a multiple year period. For RSUs, the number of years in the vesting period can vary depending on the type of RSU grant involved.

•

Among other things, the pay-for-performance approach of Fuel Tech’s Executive Performance RSU Long-Term Incentive program incentivizes the Company’s senior executives to engage in activities focused on Fuel Tech’s revenue growth and the total stockholder return the Company is able to achieve for our stockholders. Fuel Tech believes that the formulaic mechanism used to determine performance achievement in those areas (relative performance of Fuel Tech against the performance of its selected peer group companies in those same performance areas) provides a meaningful way to assess Fuel Tech executive performance within the broader industry category that Fuel Tech is a part of.

Stockholders are encouraged to read the full details of Fuel Tech’s executive compensation programs as described in the Compensation Discussion and Analysis, section and the accompanying compensation tables and related narrative disclosure to properly evaluate Fuel Tech’s approach to compensating the Company’s executives.

For the reasons provided above, Fuel Tech recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Fuel Tech believes that all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 for the year 2015 were timely filed except for the following: a Form 4 filing for Mr. Ralph E. Bailey, a 10% beneficial owner of Fuel Tech common stock whose term on the Board ended on May 19, 2011, due on April 2, 2015 was filed on April 8, 2015; Form 4 filings for Messrs. Arnone, Douglas G. Bailey and Collins due on March 2, 2015 were filed on March 10, 2015; and a Form 4 filing for Mr. Collins due March 16, 2015 was filed on July 6, 2015.

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the Annual Meeting other than those described in this Proxy Statement.

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the annual meeting of stockholders to be held in the year 2017 must be received in writing addressed to the Board of Directors or the Secretary of Fuel Tech at 27601 Bella Vista Parkway, Warrenville, IL 60555 on or before December 3, 2016 and, if not received by such date, may be excluded from the proxy materials. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations and our bylaws in order to be eligible for inclusion in the proxy materials for that meeting.

In addition, under our bylaws, if security holders intend to nominate directors or present proposals at the 2017 annual meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Fuel Tech must receive notice of such nominations or proposals at 27601 Bella Vista Parkway, Warrenville, IL 60555 no earlier than January 20, 2017 and no later than February 20, 2017. Such notice must meet the informational and other requirements set forth in our bylaws in order to be presented at the 2017 annual meeting. If we do not receive notice by that date, then such proposals and nominees may not be presented at the 2017 annual meeting.

Communicating With the Board of Directors

Any stockholder desiring to send a communication to the Board of Directors, or any individual director, may forward such communication to the Secretary to the address provided above for stockholder proposals. Under procedures fixed from time to time by the independent directors, the Secretary will collect and organize all such communications and forward them to the Board or individual director. Fuel Tech generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Fuel Tech.

FUEL TECH, INC.

Albert G. Grigonis

Secretary

March 24, 2016

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Vincent J. Arnone	☐	☐	02 - Douglas G. Bailey	☐	☐	03 - W. Grant Gregory	☐	☐	+

	04 - Thomas S. Shaw, Jr.	☐	☐	05 - Dennis L. Zeitler	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of RSM US LLP as Fuel Tech’s independent registered public accounting firm	☐	☐	☐	3.	Advisory vote on executive compensation	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02BG8A

2016 Annual Meeting

2016 Annual Meeting of

Fuel Tech, Inc. Stockholders

May 19, 2016 at 10:00 a.m.

27601 Bella Vista Parkway,

Warrenville, Illinois 60555

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FUEL TECH, INC.

Notice of 2016 Annual Meeting of Stockholders

27601 Bella Vista Parkway, Warrenville, Illinois 60555

Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2016

Douglas G. Bailey, Vincent J. Arnone and Albert G. Grigonis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fuel Tech, Inc. to be held on May 19, 2016 at 10 a.m. or at any postponement or adjournment thereof.

The Board of Directors recommends a vote for the election as director of each of the nominees and for approval of each other agenda item, and, if no direction is given, this proxy will be voted for all nominees and for such other items.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)